 File No. 333-150389

As filed with the Securities and Exchange Commission on July 1, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HELLENIC SOLUTIONS CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	1600	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

 5, ICHOUS STR. - GALATSI

111 46 ATHENS, GREECE

30-210-223-4533

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DIMITRIOS VASSILIKOS

5, ICHOUS STR. - GALATSI

111 46 ATHENS, GREECE

30-210-223-4533

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence G. Nusbaum, Esq.

Gusrae, Kaplan, Bruno & Nusbaum PLLC

120 Wall Street

New York, New York 10005

(212) 269-1400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 (this “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3) of the Securities Act to update our registration statement on Form S-1 (Registration No. 333-150389) (the “Registration Statement”), which was previously declared effective by the Securities and Exchange Commission on December 10, 2008, to (i) include audited financial statements for our fiscal year ended December 31, 2009 and unaudited financial statements for our fiscal quarter ended March 31, 2010, (ii) to reflect additional information regarding our acquisition of Temhka S.A. in February 2010, (iii) to reflect the consolidation of our issued and outstanding ordinary shares at a ratio of 5.4 ordinary shares to 1 ordinary share, and (iv) update certain other information in the Registration Statement.  No additional securities are being registered under this Post-Effective Amendment. Based on information received by the Company, no shares were sold by the selling stockholders pursuant to the Registration Statement.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated July 1, 2010

HELLENIC SOLUTIONS CORPORATION

265,481 Ordinary Shares

We are registering 265,481 of our ordinary shares, par value $0.00345728 per share, for resale by the selling shareholders identified in this prospectus.  The shares covered by this prospectus may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated inter-dealer quotation system on which our ordinary shares are then listed or quoted, through negotiated transactions at negotiated prices or otherwise at market prices prevailing at the time of sale.

We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.  We have paid the expenses of preparing this prospectus and the related registration expenses.

Our ordinary shares are eligible for quotation on the Over-The-Counter Bulletin Board, or OTC Bulletin Board, under the symbol AEGZF.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR ORDINARY SHARES.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _________________, 2010

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the ordinary shares offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

i

PROSPECTUS SUMMARY

This summary highlights selected information that is contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our ordinary shares.  In January 2008, we changed our name from Tiger Growth Corporation to Aegean Earth and Marine Corporation. In May 2010 we changed our name from Aegean Earth and Marine Corporation to Hellenic Solutions Corporation. In this prospectus, unless otherwise indicated or the context otherwise requires, all references to the “Company,” “we,””Hellenic”, or “us”  shall mean Hellenic Solutions Corporation together with our wholly owned subsidiaries, Aegean Earth and Marine S.A. and Temhka S.A.  Specific discussions or comments relating only to our subsidiaries will reference “Aegean Earth S.A.” or “Temhka S.A.,” as applicable.  You should read the entire prospectus carefully, including “Risk Factors” section and the financial statements and related notes appearing elsewhere in this prospectus of our Company and Temhka S.A. before making an investment decision.

Overview of Our Business

We are a holding company whose primary business operations are conducted through our direct, wholly owned subsidiaries Aegean Earth, S.A. and Temhka S.A.

Temhka S.A.’s primary business focus is on the design, construction and outfitting of new factory facilities and the remodeling and rehabilitation of existing facilities for a broad spectrum of businesses primarily in the agriculture industry.  Most of Temhka S.A.’s clients utilize European Union (EU) grants to help pay for these new or remodeled facilities.  For clients relying upon EU grants, Temhka S.A. first prepares a feasibility study and construction plan to be submitted by the client to the applicable governmental entity for approval.  Following approval by the relevant governmental body, Temhka S.A. designs and builds the facility to the specifications outlined in the approved grant application.

For the year ended December 31, 2009, Temhka S.A. generated approximately $35 million in revenues and net profit of $3.2 million.

Aegean Earth S.A.’s primary business focus is the construction and development of real estate projects, roads, utility structures, commercial buildings, and other related facilities in Greece and other parts of Southern and Eastern Europe, either alone or by forming joint ventures with other companies.  Aegean Earth S.A. has not yet generated revenues.

We intend to focus our resources primarily on growing the business of Temhka S.A.  In addition, we intend to pursue the next phase of our business plan which is a consolidation and a roll-up over the next years of major companies in key areas of production of agricultural products that are unique to Greece.

Historical Background

We were organized under the laws of the Cayman Islands on March 10, 2006, and prior to our acquisition of Aegean Earth S.A., we had no material assets and we had not generated revenues and our operations consisted solely of attempting to identify, investigate and conduct due diligence on potential businesses for acquisition.    Aegean Earth S.A. was formed under the laws of Greece in July 2007, for the purpose of engaging in construction and development projects in Greece and surrounding countries.  We acquired Aegean Earth, S.A. from its shareholders in February 2008.  Temhka S.A. and its predecessors have been operating in Greece since 1979 and we acquired Temhka S.A. from its shareholders in February 2010.

In March 2010, we completed a private placement with certain accredited investors pursuant to which we issued 3,000,001 Ordinary Shares on a post split basis for aggregate net proceeds of $4,500,002.

In May, 2010, we amended our articles of association to (i) effect a consolidation of our ordinary shares pursuant to which each 5.402 ordinary shares were consolidated into one ordinary share, (ii) increase our authorized ordinary shares to 100,000,000 from 78,125,000 ordinary shares, and (iii) change our name to Hellenic Solutions Corporation.  Effective immediately after the consolidation, we had 4,900,131 ordinary shares issued and outstanding.  Also after the consolidation, all Series B Preference Shares issued through the acquisition of Temhka, S.A. were converted into ordinary shares, resulting in a total of 21,133,481 ordinary shares issued and outstanding.

Our ordinary shares are quoted on the OTC Bulletin Board under the symbol “AEGZF” however there has been little or no trading of ordinary shares.

Principal Executive Offices

Our principal executive offices are located at 5, Ichous Str. – Galatsi, 111 46 Athens, Greece.  Our telephone number is 30-210-223-4533.

This Offering

Shares offered by Selling Shareholders	265,481 of our Ordinary Shares.

Shares Outstanding Prior to Offering	21,133,481 Ordinary Shares.

Use of Proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders.

Risk Factors	The purchase of our Ordinary Shares involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3.
OTC Bulletin Board symbol	AEGZF

RISK FACTORS

An investment in our ordinary shares has a high degree of risk.  You should carefully consider the following risk factors and the other information included herein before investing in our ordinary shares. If any of the following risks occur, our business, financial condition and operating results could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you could lose all of your investment.

Risks Related to our Business

We will require additional capital to pursue our business plan.

We have financed our operations since inception through funds raised in private placements.  In April 2008, we completed a private placement of our ordinary shares and received approximately $6.0 million in gross proceeds and in March 2010, we completed a private placement in connection with our acquisition of Temhka S.A, where we received approximately $4.5 million in gross proceeds.  We intend to utilize these proceeds primarily to fund our operating and capital requirements during the next fiscal year.  Accordingly, we expect to need to obtain additional private or public financing including debt or equity financing and there can be no assurance that such financing will be available as needed or, if available, on terms favorable to us. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing ordinary shares. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility.  There can be no assurance that additional funds will be available when and if needed from any source or, if available, will be available on terms that are acceptable to us.  We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing shareholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our subsequent investors. Newly issued securities may include preferences, superior voting rights, or may be issued with warrants or other derivative securities, which themselves may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs.   Our ability to obtain needed financing may be impaired by such factors as the capital markets, the lack of a market for our ordinary shares, and our lack of profitability, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenue from operations, is not sufficient to satisfy our capital needs, we may be required to reduce operations.

Our future success depends on retaining its existing key employees.

Our future success depends to a significant degree on the continued service of our executive officers and other key employees, particularly Stavros Mesazos, our Chief Operating Officer and Executive Chairman and Dimitrios Vassilikos, our Chief Executive Officer.  Messrs. Mesazos and Vassilikos have experience in and knowledge of the construction industry in Greece and the loss of either or both of these individuals services could have a material adverse impact on our ability to compete in the construction industry in Greece.  Further, while we have entered into employment contracts with Mr. Mesazos nor Mr. Vassilikos,  no assurances can be given that we will be able to employ and/or keep other key employees. The loss of the services of any of our executive officers, or other key employees could make it more difficult to successfully operate the business and pursue the growth strategy, which could have a material adverse effect on our results of operations.  In addition, we do not have key-person insurance on any of our employees.

Our quarterly operating results may be volatile in the future

Our quarterly operating results may vary significantly in the future. Fluctuations in quarterly financial performance may result from, for example:

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unevenness in demand and orders for our products and services;

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seasonality of construction projects; and

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significant short-term capital expenses for construction projects.

Because of such fluctuations, our sales and operating results in any fiscal quarter may be inconsistent, may not be indicative of future performance and may be difficult for investors to properly evaluate.

Our Chief Operating Officer and Executive Chairman and our Chief Executive Officer reside outside of the United States and all of our assets are located outside of the United States which could make it difficult to enforce potential civil liabilities and judgments.

Stavros Mesazos, our Chief Operating Officer and Executive Chairman and Dimitrios Vassilikos, our Chief Executive Officer, are residents of countries other than the United States, and all of our assets are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon such persons or enforce in the United States against such persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal securities laws or state securities laws.

You may not be able to enforce your claims in the Cayman Islands or Greece.

We are a Cayman Islands corporation and Aegean Earth, S.A. and Temhka S.A are Greek companies. There can be no assurance that a Cayman Islands or Greek court would not deem the enforcement of foreign judgments requiring us to make payments outside of the Cayman Islands or Greece to be contrary to the Cayman Islands or Greek public policy and/or enforceable.

Difficult conditions in the worldwide and European economy, particularly the Greek economy, may adversely affect our ability to complete acquisitions, receive additional financing, and may decrease the number of projects available for us to bid on.

The difficult worldwide economic conditions, particularly in Greece, may significantly decrease the number of construction projects available for us and make it more difficult to obtain funding to purchase the necessary raw materials to complete any of our intended projects.  In addition, we may not be able to obtain funds necessary to complete synergistic and accretive acquisitions which remains an important part of our business plan.  All of these factors may have a material adverse effect on our financial condition and results of operations.

Our success depends upon our ability to have projects successfully approved and timely completed , which involves a high degree of risk.

The construction business is subject to substantial risks, including, but not limited to, the ability to be awarded favorable construction projects.  Further, if we are successful in being awarded construction projects, our ability to successfully complete such construction projects is subject to a number of additional risks, including, but not limited to, availability and timely receipt of; zoning and other regulatory approvals, compliance with local laws, availability of and obtaining capital to fund the projects and potential equipment, raw materials and labor shortages.  These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent the start and/or the completion of construction activities once undertaken, any one of which could have a material adverse effect on our financial condition and results of operations.

The construction business is subject to a number of risks outside of our control.

Factors which could adversely affect the construction industry, which are beyond our control, include but are not limited to:

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the availability and cost of financing for our customers;

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unfavorable interest rates and increases in inflation;

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overbuilding or decreases in demand;

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changes in national, regional and local economic conditions;

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cost overruns, inclement weather, and labor and material shortages;

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the impact of present or future environmental legislation, zoning laws and other regulations;

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availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop property;

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increases in taxes or fees;

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availability of governmental funding;

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local laws; and

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labor problems, work stoppages, strikes and negotiations with unions.

Product liability litigation and claims that may arise in the ordinary course of our business may be costly and could adversely affect our business.

Our construction business is subject to construction defect and product liability claims which are common in the construction industry and can be costly. Among the claims for which developers and builders have financial exposure are mold-related property damage and bodily injury claims. Damages awarded under these suits may include the costs of remediation, loss of property and health-related bodily injury. In response to increased litigation, insurance underwriters have attempted to limit their risk by excluding coverage for certain claims associated with pollution and product and workmanship defects. We may be at risk of loss for bodily injury claims in amounts that exceed available limits on our comprehensive general liability policies. In addition, the costs of insuring against construction defect and product liability claims, if applicable, are high and the amount of coverage offered by insurance companies is limited. There can be no assurance we will be able to obtain insurance or if obtained, that the coverage will not be restricted and become more costly. If we are not able to obtain adequate insurance, we may experience losses that could have a material adverse effect on our results of operations and financial condition.

We are subject to governmental regulations that may limit our operations, increase our expenses or subject us to liability.

We are subject to the laws, ordinances and regulations of Greece and the other countries where we do business, including the European Union.  These ordinances and regulations may concern, among other things:

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environmental matters, including the presence of hazardous or toxic substances;

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wetland preservation;

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health and safety;

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zoning, land use and other entitlements;

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building design, and

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density levels.

In developing any project, we may be required to obtain the approval of numerous Greek governmental authorities (and others) regulating matters such as:

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installation of utility services such as gas, electric, water and waste disposal;

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the dedication of acreage for open space, parks and schools;

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permitted land uses, and

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the construction design, methods and materials used.

We may at times not be in compliance with all applicable regulatory requirements. If we are not in compliance with regulatory requirements, we may be subject to penalties or forced to incur significant expenses to cure any noncompliance. In addition, some of the land that we may acquire may not have received planning approvals or entitlements necessary for planned or future development. Failure to obtain entitlements necessary for development on a timely basis or to the extent desired would adversely affect the Company’s business.

Increased insurance risk could negatively affect our business.

Insurance and surety companies may take actions that could negatively affect our business, including increasing insurance premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral or covenants on surety bonds, reducing limits, restricting coverage, imposing exclusions, and refusing to underwrite certain risks and classes of business. Any of these would adversely affect our ability to obtain appropriate insurance coverage at reasonable costs which would have a material adverse effect on our business.

The construction industry is highly competitive.

We will be subject to significant competition from other entities engaged in the business of commercial and infrastructure construction. Some of the world's most recognized construction and engineering firms operate in Greece and the surrounding countries.  Many of these companies possess significantly greater financial, marketing and other resources than we do.  Moreover, if additional governmental funding, for construction projects becomes available and if the construction business becomes more profitable, we expect that competition in the construction industry will increase as new competitors enter the market and current competitors increase their operations.

Risks Related to Investing in Greece

The Greek economy has been characterized by heavy government spending, a bloated public sector, rigid labor rules and an overly generous pension system. Efforts by the government to effect structural reforms have often faced opposition from Greece’s powerful labor unions and the general public. Public debt, inflation and unemployment have been above the average for European Union member states. Greece is a major beneficiary of European Union aid and any reduction in such aid could adversely affect its economy. Greece is prone to severe earthquakes, which have the potential to disrupt its economy. Greece’s economy is dependent on the economies of other European nations. Many of these countries are members of the European Union and are member states of the Economic and Monetary Union of the European Union (“EMU”). The member states of the European Union and EMU are heavily dependent on each other economically and politically.

The state of the political and economic environment in Greece significantly affects our performance as well as the market price of our ordinary shares.  Consequently, an economic slowdown, a deterioration of conditions in Greece or other adverse changes affecting the Greek economy or the economies of other member states of the European Union could adversely impact our business, financial condition, cash flows and results of operations. Moreover, the political environment both in Greece and in other countries in which we operate may be adversely affected by events outside our control, such as changes in government policies, European Union directives, political instability or military action affecting Europe and/or other areas abroad and taxation and other political, economic or social developments in or affecting Greece and other European Union member states.

Our business is highly dependent upon the continued availability of government grants.

Our business is highly dependent upon the availability of European Union grants under the Community Support Framework and other grants to its customers to provide funding for their construction projects.  Our clients typically receive up to 50% of the project’s price in grants.  The current Community Support Framework grant program expires in 2013.  If the European Union does not approve a new Community Support Framework program in 2013, or otherwise reduces grants available to businesses in Greece and elsewhere, it could adversely impact our business, financial condition, cash flows and results of operations.

Risks Related to our Ordinary Shares

If we are a controlled foreign corporation, you may be subject to certain adverse U.S. federal income tax consequences, including having to include undistributed earnings in your gross income and/or not being able to take advantage of capital gains treatment in a sale of ordinary shares.

Under Section 951(a) of the Internal Revenue Code (the “Code”), each “United States shareholder” of a “controlled foreign corporation” (“CFC”) must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if no income is actually distributed to the “United States shareholder.” In addition, gain on the sale of stock in a CFC realized by a “United States shareholder” is treated as ordinary income, potentially eligible for the reduced tax rate applicable to certain dividends, to the extent of such shareholder’s proportionate share of the CFC’s undistributed earnings and profits accumulated during such shareholder’s holding period for the stock. Section 951(b) of the Code defines a “United States shareholder” as any

U.S. corporation, citizen, resident or other U.S. person who owns (directly or through certain deemed ownership rules) 10% or more of the total combined voting power of all classes of stock of a foreign corporation. In general, a foreign corporation is treated as a CFC only if such “United States shareholders” collectively own more than 50% of the total combined voting power or total value of the foreign corporation’s shares. Although the Company following this Offering does not expect to be a CFC, there can be no assurance that the Company will not become a CFC in the future.  If the Company is treated as a CFC, the Company’s status as a CFC should have no adverse effect on any stockholder of the Company that is not a “United States shareholder.”

If we are considered to be a Passive Foreign Investment Company, you may be subject to certain adverse U.S. federal income tax consequences.

Special adverse U.S. federal income tax rules apply to U.S. holders of equity interests in a non-U.S. corporation classified as a “passive foreign investment company” (“PFIC”).  These rules apply to direct and indirect distributions received by U.S. shareholders with respect to, and direct and indirect sales, exchanges and other dispositions, including pledges of shares of stock of a PFIC.  A foreign corporation will be treated as a PFIC for any taxable year if at least 75% of its gross income (including a pro rata share of the gross income of any company in which we are considered to own twenty five (25) percent or more of by value) for the taxable year is passive income or at least 50% of our gross assets (including a pro rata share of the assets of any company of which we are considered to own twenty five (25) percent or more of by value) during the taxable year, based on a quarterly average of the assets by value, produce, or are held for the production of, passive income.

We believe that we will not be a PFIC for our current taxable year and we do not anticipate becoming a PFIC in future taxable years.  A foreign corporation’s status as a PFIC, however, is a factual determination that is made annually, and thus may be subject to change.  If we are deemed to be  a PFIC in any taxable year, each U.S. holder of our ordinary shares, in the absence of an election by such holder to treat the Company as a “qualified electing fund” (a “QEF Election”) would, upon certain distributions by us or upon disposition of the ordinary shares (possibly including a disposition by way of gift or exchange in a corporate reorganization, or the grant of the stock as security for a loan) at a gain, be liable to pay U.S. federal income tax at the highest tax rate on ordinary income in effect for each period to which the income is allocated plus interest on the tax, as if the distribution or gain and deem recognized ratably over the U.S. holder’s holding period for the ordinary shares while we were deemed to be a PFIC.  Additionally, the ordinary shares of a decedent U.S. holder who failed to make a QEF Election will generally be denied the normally available step-up of the tax basis for such ordinary shares to fair market value at the date of death and, instead, would have a tax basis equal to the decedent’s tax basis, if lower, in the ordinary shares.  U.S. holders should consult their tax advisers on the consequences of an investment in our ordinary shares if we are treated as a PFIC.

We are authorized to issue up to 100,000,000 ordinary shares and 20,000,000 preference shares, the issuance of which could, among other things, reduce the proportionate ownership interests of current shareholders.

We are authorized to issue up to 100,000,000 ordinary shares and 20,000,000 preference shares.  Of this authorized capital stock, 21,133,481 ordinary shares are issued and outstanding.  Our Board of Directors has the ability, without seeking shareholder approval, to issue additional ordinary shares and/or preference shares in the future for such consideration as our Board of Directors may consider sufficient. The issuance of additional ordinary shares and/or preference shares in the future will reduce the proportionate ownership and voting power of the ordinary shares held by existing shareholders.  Further, our Board of Directors is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. In the event of such issuance, the preference shares could be used as a method of discouraging, delaying or preventing a change in control of our company, which could have the effect of discouraging bids for our company and thereby prevent shareholders from receiving the maximum value for their shares.

There is presently no active trading market for our Ordinary Shares.

There is no active trading market for our Ordinary Shares or any of our other securities. Although the ordinary shares are quoted on the OTC Bulletin Board under the symbol “AEGZF,” to date there has been little or no trading of our ordinary shares and there can be no assurance as to when or if our ordinary shares will become actively traded.  If an active trading market does not develop or continue, shareholders will have limited liquidity and may be forced to hold their investment in our ordinary shares for an indefinite period of time.

Further, the OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than national securities exchanges. Quotes for shares included on the OTC Bulletin Board are generally difficult to obtain and holders of securities quoted thereon may be unable to resell their securities at or near their original acquisition price or at any price. Market prices for our ordinary shares may be influenced by a number of factors, including:

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the issuance of new equity securities pursuant to future offerings;

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changes in interest rates;

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competitive developments, including announcements by our competitors;

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new services or significant acquisitions;

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strategic partnerships, joint ventures or capital commitments;

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variations in quarterly operating results;

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change in financial estimates by securities analysts;

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the depth and liquidity of the market for our  ordinary shares; and

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general economic and other national and international conditions.

The concentration of ownership of our ordinary shares with insiders and their affiliates is likely to limit the ability of other shareholders to influence corporate matters.

Approximately 76.8% of our outstanding ordinary shares are under the control of certain of our directors and executive officers and their affiliates.  As a result, these persons will have the ability to exercise control over all matters requiring approval by our shareholders, including, but not limited to, the election of directors and approval of significant corporate transactions.  This concentration of ownership might also have the effect of delaying or preventing a change in control of our company that might be viewed as beneficial by other shareholders or discouraging a potential acquirer from making an offer to shareholders to purchase their ordinary shares in order to gain control of our company.

Many of our ordinary shares will in the future be available for resale. Any sales of our ordinary shares, if in significant amounts, are likely to depress the market price of these shares.

There are presently very few freely tradable ordinary shares.  However, in addition to the ordinary shares being registered for resale hereunder, we intend to register up to an additional 6,000,002 ordinary shares (3,000,001 of which are issuable upon the exercise of warrants) issued in a private placement completed in March 2010 and 6,006,360 ordinary shares issued to the shareholders of Temhka S.A.  We currently have no ordinary shares reserved for issuance pursuant to exercise of options but we may issue options in the future and register the underlying ordinary shares on Form S-8 or other form.  While we cannot determine the number of such shares, the figure may be substantial.

The ordinary shares issued and outstanding that are not freely tradable are “restricted securities” as defined under Rule 144 of the Securities Act, the vast majority of which are owned by the Company’s officers, directors and other “affiliates.” These persons may only sell their shares, absent registration, in accordance with the provisions of Rule 144 (if at all). Restricted securities may only be publicly sold pursuant to a registration under the Securities Act, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act. Rule 144 entitles each person holding restricted securities for a period of one year to sell an amount of shares which does not exceed the greater of 1% of the shares of our ordinary shares outstanding every three months in ordinary brokerage transactions or, assuming our ordinary shares are then traded on Nasdaq or a national securities exchange, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of ordinary shares held by our affiliates may have an adverse effect on the market price of our ordinary shares, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

Because we do not intend to pay dividends, holders of our ordinary shares must rely on stock appreciation for any return on their investment.

We have not paid any dividends on our ordinary shares and we do not intend to declare and pay any dividends on our ordinary shares.  Earnings, if any, are expected to be retained to finance and expand our business.

Our ordinary shares are subject to the "Penny Stock" rules of the SEC and the trading market in our shares is limited, which makes transactions in our ordinary shares cumbersome and may reduce the value of an investment in our ordinary shares.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

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that a broker or dealer approve a person's account for transactions in penny stocks; and

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the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

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obtain financial information and investment experience objectives of the person; and

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make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

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sets forth the basis on which the broker or dealer made the suitability determination; and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us and as a result we could be subject to legal action.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

In connection with the audit of the financial statements for the Mesazos Group of Companies (the predecessors to Temhka S.A.) for the fiscal years ended December 31, 2009 and 2008, the auditors identified significant deficiencies in Temhka S.A.’s internal control over financial reporting but they did not create a material weakness.  A significant deficiency is a deficiency, or combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a company’s financial reporting.  If we fail to (1) remediate the significant deficiencies identified in Temhka S.A.’s internal control over financial reporting, and integrate Temhka S.A.’s internal control over financial reporting with ours, or (2) we fail to maintain the adequacy of internal control over our financial reporting with regard to the financial condition and results of operations of Temhka S.A., we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, as such standards are modified, supplemented or amended from time to time.

Failure to achieve and maintain effective internal control over financial reporting could result in a loss of investor confidence in our financial reports and could have a material adverse affect on our stock price. Additionally, failure to maintain effective internal control over our financial reporting could result in government investigation or sanctions by regulatory authorities.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act of 2002 our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company's independent registered public accountants. The SEC extended the date to comply with the attestation requirements for non-accelerated filers, as defined by the SEC. Accordingly, we are subject to the rules requiring an annual assessment of our internal controls and the requirement to provide an attestation of management's assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. The attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We may not be able to achieve secondary trading of our ordinary shares in certain states because our ordinary shares are not listed for trading on a national securities exchange.

Because our ordinary shares are not listed for trading on a national securities exchange, our ordinary shares are subject to the securities laws of the various states and jurisdictions of the U.S. in addition to federal securities laws.  This regulation covers any primary offering we might attempt and all secondary trading by our shareholders.  If we fail to take appropriate steps to register our ordinary shares or qualify for exemptions for our ordinary shares in certain states or jurisdictions of the U.S., the investors in those jurisdictions where we have not taken such steps may not be allowed to purchase our ordinary shares or those who presently hold our ordinary shares may not be able to resell their shares without substantial effort and expense.  These restrictions and potential costs could be significant burdens on our shareholders.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our ordinary shares and the ability of shareholders to sell their ordinary shares in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Exchange Act, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board.  As a result, the market liquidity for our ordinary shares could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their ordinary shares in the secondary market.

Rule 144 as amended by the SEC may not be available to our shareholders if and when they decide to sell their shares in our company.

The SEC adopted final rules amending Rule 144 which became effective on February 15, 2008. Pursuant to the new Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405, ceases to be a “shell company” and files Form 10 information with the SEC, before a shareholder holding restricted shares can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities and Exchange Act of 1934 (the “Exchange Act”). Under the amended Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or a company that has at anytime previously been a reporting or non-reporting shell company as defined in Rule 405, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.  We are a former shell company and therefore subject to the Rule 144 restrictions applicable to shell companies and former shell companies.  The exemptions provided under Rule 144 will be available only for so long as are current with the filing of all of our periodic reports with the SEC and remain current with such filings. In the event we become delinquent in our SEC periodic filings, our shareholders will not be able to resell restricted shares pursuant to Rule 144.  If there is no other exemption available to our shareholders at that time, they will not be able to resell restricted securities unless and until we have remedied our periodic filing obligations with the SEC.  There can be no assurance that we will remedy such deficiency.

USE OF PROCEEDS

This prospectus relates to our ordinary shares that may be offered and sold from time to time by the selling shareholders.  We will not receive any proceeds from the sale of the ordinary shares in this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our shareholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "project," "forecast," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.  Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to, uncertainties associated with the following:

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inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

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changes in demand for our products and services;

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our failure to earn revenues or profits;

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inadequate capital to continue business;

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volatility or decline of our stock price;

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potential fluctuation in quarterly results;

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rapid and significant changes in markets;

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litigation with or legal claims and allegations by outside parties; and

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insufficient revenues to cover operating costs.

The following discussion should be read in conjunction with the financial statements and the notes thereto which are included in this prospectus.  This discussion contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors, including those set forth in “Risk Factors” contained elsewhere in this prospectus.

Overview

We were organized under the laws of the Cayman Islands on March 10, 2006 for the purpose of identifying and entering into a business combination with a privately held business or company, domiciled and operating in an emerging market.  On February 29, 2008, we completed the acquisition of Aegean Earth S.A. pursuant to a share exchange agreement.  Aegean Earth S.A. was organized under the laws of Greece in July 2007 and is engaged in the construction industry in Greece and surrounding Mediterranean countries.  In February of 2010, we completed the acquisition of Temhka S.A. pursuant to a share exchange agreement.  Prior to our acquisition of Aegean Earth S.A., we were a blank check company that had not yet realized revenue.  Since the acquisition of Aegean Earth S.A., we have entered into negotiations for the construction of a number of construction projects in Greece but have not commenced any construction projects or entered into any binding agreements to perform a construction project.

Recent Acquisition

On February 9, 2010 we completed the acquisition of all of the issued and outstanding capital stock of Temhka S.A. from Temhka S.A.’s stockholders solely in exchange for 1,623,333 Series B Preference Shares.  Of such Series B Preference Shares 600,036 were placed in escrow pending the fulfillment of certain criteria.  Each Series B Preference Share will convert automatically into ten ordinary shares upon the earlier to occur of the consolidation of our ordinary shares and the amendment to articles and memorandum of association.

As a condition to the closing of our acquisition of Temhka S.A., Stavros Mesazos, the controlling shareholder of  Temhka S.A., contributed $4,500,000 to Temhka S.A. during 2009.

Amendment to Authorized Shares

On May 14, 2010, we amended our Memorandum and Articles of Association to increase our authorized ordinary share capital from 78,125,000 ordinary shares of $0.00064 par value each to 100,000,000 ordinary shares of $0.00345728 par value each by the consolidation of the existing 78,125,000 ordinary shares of $0.00064 par value each to 14,462,237 ordinary shares of $0.00345728 par value each and the creation of 85,537,763 ordinary shares of par value $0.00345728 par value each.  This resulted in every shareholder as of May 14, 2010 receiving one thousand (1,000) ordinary shares for every five thousand four hundred two (5,402) ordinary shares previously held.  This was treated as a stock split for U.S. GAAP purposes, and all share and per share data is presented as if the division took place as of the date of inception, March 10, 2006.

Liquidity and Capital Resources

In March 2010, we completed a private placement in which we sold 3,000,000 of our ordinary shares and warrants to purchase up to 3,000,001 ordinary shares to AAF for gross proceeds of $4.5 million.

We believe that we have sufficient funds to pay our existing obligations and obligations as they arise for the next twelve months.  However, if we are able to effect an acquisition, or if we are required to repay our outstanding notes or if we require additional capital for some other reason, we may require additional capital sooner than expected.  There can be no assurance that additional capital will be available on terms acceptable to us if at all.

Results of Operations

The acquisition was accounted for as a reverse merger under the purchase method of accounting since there was a change of control. Accordingly, Temhka, S.A. will be treated as the continuing entity for accounting purposes.

The following discussion and analysis of our results of operations is presented for Temhka S.A., for the years ended December 31, 2009 and 2008.

Temhka, S.A.

Comparison of the three months ended March 31, 2010 and 2009

Revenues.  For the three months ended March 31, 2010, we had revenues of $17,366,614 compared to $8,132,602 for the three months ended March 31, 2009, an increase of $9,234,012, or 113.5%.  Revenues increased primarily from the increase in availability of grant money from the European Union for our clients, which caused an increase in demand for new facilities.

Cost of sales.  Costs of sales increased $7,869,005, or 115.6% for the three months ended March 31, 2010 compared to the same period in 2009 to $14,674,788 in 2010 from $6,805,783 in 2009.  This increase was caused primarily by the increase in revenues.

Gross profit and gross margin.  Our gross profit was $2,691,826 for the three months ended March 31, 2010 as compared to $1,326,819 for the three months ended March 31, 2009, representing gross margins of 15.5% and 16.3%, respectively.  The decrease in gross margin percentage was attributable primarily to an increase in cost of materials.

Selling, general and administrative expenses.  Operating and other expenses increased $69,060, or 113.4% from $60,878 for the three months ended March 31, 2009 to $129,938 for the three months ended March 31, 2010.  This increase was primarily caused by the additional activity from increased revenues and the costs associated with being a publicly reporting company.

Comparison of the years ended December 31, 2009 and 2008

Revenues.  For the year ended December 31, 2009, we had revenues of $34,990,864 compared to $61,965,224 for the year ended December 31, 2008, a decrease of $26,974,360, or 43.5%.  Revenues decrease primarily from the temporary decrease in availability of grant money from the European Union for our clients in 2009 compared to 2008, which caused a decrease in demand for new facilities.

Cost of sales.  Costs of sales decreased $24,851,358, or 45.7% for the year ended December 31, 2009 compared to the same period in 2008 to $29,490,537 in 2009 from $54,341,895 in 2008.  This decrease was caused primarily by the decrease in activity over the same period.

Gross profit and gross margin.  Our gross profit was $5,500,327 for the year ended December 31, 2009 as compared to $7,623,329 for the year ended December 31, 2008, representing gross margins of 15.7% and 12.3%, respectively.  The increase in gross margins is largely attributable to our ability to reduce costs without reducing revenues proportionally.

Selling, general and administrative expenses.  Operating and other expenses decreased 38.9%, to $906,860 for the year ended December 31, 2009 from $1,306,282 for the year ended December 31, 2008.  This decrease was primarily attributable to the decrease in administrative expenses caused by the decrease in sales activity.

Off Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Income Taxes

We were registered as an Exempted Company in the Cayman Islands, and therefore, are not subject to Cayman Island income taxes for 20 years from the Date of Inception.  While we have  no intention of conducting any business activities in the United States, we would be subject to United States income taxes based on such activities that would occur in the United States.

Our wholly-owned subsidiaries, Aegean Earth S.A. and Temhka S.A. are subject to income and other taxes in Greece.  The statutory income tax rate in Greece is currently 25%.

Business Plan

During the next 12 months, our business will be focused on (i) the development and integration of Temhka S.A.’s businesses in Greece and (ii) a consolidation and a roll-up over the next years of major companies in the key areas of production in agricultural products that are unique to Greece.

We estimate that our total anticipated general and administrative and other fixed costs for the next twelve months will be approximately $3,000,000.  We expect that such estimated costs will increase depending on the size and number of projects that we undertake.  We anticipate utilizing project financing or deposit payments to fund the construction and development of the projects we undertake to the extent possible to mitigate the additional operating costs of undertaking construction and development projects.  We also expect to utilize financing, either the sale of debt or equity securities to fund any acquisitions of construction companies that we undertake.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The following accounting policies are critical in fully understanding and evaluating our reported financial results:

Basis of Presentation

These consolidated financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles in the United State of America, whereby revenues are recognized in the period earned and expenses when incurred. The consolidated financial statements include the accounts of Aegean Earth S.A. and Temhka S.A.  All material amounts have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Certain of the Company's accounting policies require higher degrees of judgment than others in their application. These include the recognition of revenue and earnings from construction contracts under the percentage of completion method, the valuation of long-term assets, and income taxes.  Management evaluates all of its estimates and judgments on an on-going basis.

Revenue Recognition

Construction

The Company's primary business is as a provider of engineering and contracting services to private sector companies and industry cooperatives. Credit risk with private owners is minimized because of the receipt of postdated checks and other liens throughout the construction progress until final cash payment has been secured.

Revenues are recognized on the percentage-of-completion method, which is based upon costs incurred as a percentage of total costs for each contract.

Revenues recognized in excess of amounts billed are recorded as a current asset under the caption “Costs and estimated earnings in excess of billings on uncompleted contracts.”  Billings in excess of revenues recognized are recorded as a current liability under the caption “Billings in excess of costs and estimated earnings on uncompleted contracts.”

Contract costs include all direct material, labor, subcontracting and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, equipment repairs and depreciation, insurance and payroll taxes. Administrative and general expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those changes arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount attributable to contract claims is included in revenues when realization is probable and the amount can be reliably estimated.  If it were to be estimated that an uncompleted contract would result in a loss, the entire amount of the loss would be accrued. Cost and estimated earnings in excess of billings included $0 and $17,366,614 at December 31, 2009 and March 31, 2010, for contract claims not yet billed to the customer. The zero amount for 2009 was the result of billings equaling work performed as of December 31, 2009.  The Company, as of December 31, 2009, had billed its clients for all of the work that had been performed to that date, leaving a zero balance due to the Company from all projects.

Architecture

The Company recognizes revenue from architectural and design services on the basis of the Company’s estimates of the percentage-of-completion of the underlying construction contracts or based on progress towards completion of design and other service agreements. A portion of the total contract price is recognized as revenue based on management’s estimate of the percentage-of-completion as compared to the total contract amount. Certain long-term contracts may extend over one or more years, and revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts become known. At the time a loss on a contract becomes known, the entire amount of the loss is accrued.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original or remaining maturities of three months or less at the time of purchase to be cash equivalents.  The Company has concentrated its risk for cash by maintaining deposits in foreign bank accounts, which are insured by the Greek Government up to a limit of €100,000 (approximately $134,790 as of March 31, 2010) per account holder, regardless of which bank is the depository. Uninsured bank deposits as of March 31, 2010 and December 31, 2009 were $1,148,473 and $0, respectively.

Pursuant to the Securities Purchase Agreement dated February 10, 2010, the Company put $750,000 in escrow to be released upon meeting certain requirements for the appointment of directors and the appointment of an investor relations firm.  Both requirements have been met and the escrow has been released to the Company by June 18, 2010.  This is classified on the balance sheet as cash held in escrow.

Contracts Receivable

Contract receivables are primarily concentrated with private companies located throughout Greece. Credit terms for payment of products and services are extended to customers in the normal course of business and no interest is charged. The Company often accepts various forms of collateral, including postdated checks, and can follow the practice of filing statutory liens or stop notices on all construction projects when collection problems are anticipated. The Company uses the allowance method of accounting for losses from uncollectible accounts. Under this method an allowance is provided based upon historical experience and management's evaluation of outstanding contract receivables at the end of each year. Because of the short-term nature of the projects and the frequent collection of collateral in the form of postdated checks from the customer, receivables are rarely deemed uncollectible.

Retainage

The Company does not have retention provisions in its present operations since all contracts are pre-approved in the governmental grant program, if applicable, and are fixed price contracts.  Any change orders upward are paid in advance by the client and change orders downward cause a credit to the client’s contractual balance.

Foreign currency translation and other comprehensive income

The functional currency of the Company is the Euro. For financial reporting purposes, Euros have been translated into United States Dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing for the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Translation adjustments arising from fluctuations in exchange rates from period to period are included as a component of shareholders’ equity in accumulated other comprehensive income.

Property, Plant and Equipment

Property, plant and equipment is stated at cost.  Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally ten to thirty years.  Maintenance and repairs are charged to expense as incurred

Deferred Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Fair Value of Financial Instruments

Our financial instruments consist of contract receivables, prepayments, deposits, short term borrowings, and accounts due to suppliers. We believe the fair value of these items reflect their carrying amounts, primarily due to the short term nature of these instruments.

In 2007, the FASB issued new guidance relating to the measurement and disclosure of financial assets and liabilities.  This guidance established a framework for measuring fair value in GAAP and clarified the definition of fair value within that framework. This guidance does not require assets and liabilities that were previously recorded at cost to be recorded at fair value or for assets and liabilities that are already required to be disclosed at fair value. This guidance introduced, or reiterated, a number of key concepts which form the foundation of the fair value measurement approach to be used for financial reporting purposes. The fair value of the Company’s financial instruments reflects the amounts that the Company estimates to receive in connection with the sale of an asset or paid in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). This guidance also established a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels:

Level 1—quoted prices in active markets for identical assets and liabilities.

Level 2—observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3—unobservable inputs.

The adoption of this guidance did not have an effect on the Company’s financial condition or results of operations, but this guidance introduced new disclosures about how we value certain assets and liabilities. Much of the disclosure is focused on the inputs used to measure fair value, particularly in instances where the measurement uses significant unobservable (Level 3) inputs. As of December 31, 2009 and December 31, 2008, the Company did not have financial assets or liabilities that would require measurement on a recurring basis based on this guidance.

Off Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

 QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans and long-term bank loans. Although the interest rates, which are based on the banks’ prime rates with respect to our short-term loans are fixed for the terms of the loans, the terms are typically three to twelve months for short-term bank loans and interest rates are subject to change upon renewal. Management monitors the banks’ prime rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated sales and consolidated costs and expenses are denominated in Euro. All of our assets are denominated in Euro, except for some of our cash. As a result, we are exposed to foreign exchange risk as our sales and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and Euro. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of shareholders’ equity. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk. The value of the Euro against the U.S. dollar and other currencies is affected by, among other things, changes in  political and economic conditions.

BUSINESS

History

We were organized under the laws of the Cayman Islands on March 10, 2006.  In February 2008, we acquired all of the outstanding equity securities of Aegean Earth S.A., a company organized under the laws of Greece, from its shareholders.  In February 2010, we acquired all of the outstanding equity securities of Temhka S.A., a company organized under the laws of Greece, from its shareholders.  Prior to our acquisition of Aegean Earth S.A., we had not generated revenues and our business consisted solely of attempting to identify, investigate and conduct due diligence on potential businesses for acquisition.

We filed a registration statement on Form 10 with the Securities and Exchange Commission (the “Commission”) to register our ordinary shares under Section 12(g) of the Exchange Act and we file periodic reports with the Commission pursuant to the Exchange Act.  Copies of such reports, along with our registration statement on Form 10 are available on the Commission’s web site.

Overview

We are a holding company whose primary business operations are conducted through our direct, wholly owned subsidiaries Aegean Earth, S.A. and Temhka S.A.

Temhka S.A.’s primary business focus is on the design, construction and outfitting of new factory facilities and the remodeling and rehabilitation of existing facilities for a broad spectrum of businesses primarily in the agriculture industry.  Most of Temhka S.A.’s clients utilize European Union (EU) grants to help pay for these new or remodeled facilities.  For clients relying upon EU grants, Temhka S.A. first prepares a feasibility study and construction plan to be submitted by the client to the applicable governmental entity for approval.  Following approval by the relevant governmental body, Temhka S.A. designs and builds the facility to the specifications outlined in the approved grant application.

Aegean Earth S.A.’s primary business focus has been the construction and development of real estate projects, roads, utility structures, commercial buildings, and other related facilities in Greece and other parts of Southern and Eastern Europe, either alone or by forming joint ventures with other companies.

We intend to focus our resources primarily on growing the business of Temhka S.A.  In addition, we intend to pursue the next phase of our business plan which is a consolidation and a roll-up over the next years of major companies in key areas of production of agricultural products that are unique to Greece.

Temhka S.A.

Overview

Temhka S.A.’s business focus has been in the design, construction and outfitting of new factory and processing facilities for a broad spectrum of agricultural businesses and agricultural products.  In some cases this may require construction and equipping of new facilities, but in other cases, it may require expansion and modernization of existing plant and facilities as the customer’s core business has expanded.  Most of Temhka’s clients utilize European Union grants to help pay for these facilities.  For such clients Temhka prepares a feasibility study and construction plan which is then submitted by the client to the applicable governmental authority for approval.  Once a study is completed and approved by the relevant governmental body, then Temhka designs and builds the facility to the pre-approved specifications outlined in the grant application.   Temhka’s business model is premised upon providing turnkey solutions to businesses and individuals.

History

Stavros Ch. Mesazos formed what was to later become Temkha S.A. as a sole proprietorship in 1979 while he was a university student studying at the prestigious National Technical University in Athens, also known as Athens Polytechnic University, where he earned his degree in Mechanical Engineering.  After receiving his degree in 1986, he devoted all his time to building his business.

Mr. Mesazos has focused on the agricultural sector of Greece with what we believe is a unique business model.  Although Temhka S.A. has done some projects outside of the agricultural sector, such as oil storage and port support facilities over the years, the focus has been and continues to be within the agricultural sector.  The predecessor companies to Temhka S.A. were all either sole proprietorships or limited companies, the latter of which are similar to limited partnerships in the United States.  In December, 2009, in anticipation of being acquired by our company,

Mr. Mesazos formed Temhka S.A. as a Société Anonyme.  Temhka became one of our wholly owned subsidiaries in February 2010 and is now our operating arm in Greece.

Since devoting himself full time to his business in 1986, Mr. Mesazos has recorded (31) years of operations without posting a loss and built Temhka S.A. to its current state.  In 2009, the predecessor company reported over $37 million in revenues and achieved net profits of over $3.7 million.  As of the quarter ended March 31, 2010, Temhka reported $17.4 million of revenues with net profits of $1,78 million.  The Company projects over $60 million in revenues for the fiscal year ended December 31, 2010 and over $7 million in net profit.  To achieve this objective and to sustain the historic momentum of the business, Mr. Mesazos has assembled a highly qualified team of over twenty-five (35) loyal employees who span the business spectrum of technical engineering to financial executives from Greece and also the United States.  As an example of his leadership and management style, in the past fifteen (15) months, only one employee left Temhka S.A. and that was a receptionist for health reasons.  Turnover, among the key management personnel, has typically been negligible.

Business Model

We believe that Temhka’s business model is unique in the Hellenic Republic market.  An integral part of the business model developed by Mr. Mesazos is to develop projects that fall within approved focus areas for grant programs made available to member states within the European Union (“EU”) under the Community Support Framework (“CSF”) program.  The CSF is a multiyear program to provide member states with grant funding for infrastructure projects (highways, dams, etc.) as well as private business development within certain sectors, including agriculture.  Commencing in the late 1980’s, the EU has approved four CSF programs and the current CSF, which is the fourth, expires in 2013 but funding must be completed by 2015.  Accordingly, after 2013, formal EU approval may be required in order to have further CSF grants available.

A typical construction project is conducted in a series of stages.  In the initial stage, Temhka and the customer will agree upon the scope and timing of the project.  At that time, the customer deposits twenty percent (20%) of the estimated project costs with Temhka.  Next, Temhka’s economic and technical staff commences a feasibility study to determine the economic, technical and market feasibility of the proposed project.  The feasibility study includes forecasts of economic and marketing viability of the project and detailed construction plans, specifications and drawings for the site, including buildings and all internal equipment needed to bring the project to full operational status.  The equipment for operations are pre-specified and confirmed by proforma purchase orders and submitted with the entire feasibility study and grant submission.  Depending upon the scope of the project, completion of the feasibility study can take weeks or several months.

Upon completion of the feasibility study, Temhka submits the completed study, including economic forecasts, construction costs, equipment listing and costs, and a full bill of materials for the project, to the appropriate ministry for approval and endorsement by the ministry. Since Temhka’s focus is on the agricultural sector, its projects are typically conducted under various governmental supervision and oversight.  For example, a project may fall under the purview of the Ministry of Rural Development and Food (Agriculture), the Ministry of Economy and Finance or the Ministry of Development.  Historically, out of approximately 130 projects that have been submitted by Temhka for approval, only one project was not approved.

After review by the appropriate ministry has been completed, the project and its EU grant support, if applicable, are approved or disapproved.  Only after the project has received approval by the EU is a formal contract entered into between Temhka and the customer.  Concurrently with contract signing, the customer is required to provide Temhka with additional financing in the form of cash or cash guarantees that will enable the project to meet the EU requirement that there be cash or cash equivalents in the project account in an amount that, when grant funding from the EU and the CSF is received, that the project is 100% financed, including the construction profit.  In some cases, the EU grant may exceed 50% or it may be slightly less than 50%.  In either instance, the difference is made up by the customer in the form of cash or cash equivalents.

Thus the overall financing for the projects which includes land, buildings and all operating/processing equipment and machines, is covered by:

•

20% from the customer prior to commencement of the feasibility study;

•

Approximately 30% by the customer from own funds; commercial bank facilities; or cash equivalencies;

•

Approximately 50% by EU grant funding.

Only at such time as all of the above elements have been in position, does the construction commence.

Once construction commences, Temhka is responsible for completion of the project.  In the event of a change in the scope of work, change orders, or cost overruns, any resulting increase in the cost of the project is the responsibility of the customer.  If, on the other hand, the project is completed under budget, such savings, per the standard project contract, inures to the benefit of Temhka, not the customer.

Once construction is completed, Temhka performs a shake down of all processing equipment, and then turns the keys over to the customer.  A true "turn key" operation.

The most significant end result of Temhka’s business model is that Temhka does not undertake any project that does not have EU grant approval, and accordingly sufficient funding, prior to signing any contracts.  Therefore, Temhka is assured that funding for a particular project is available before commencing any work.

Customers

Many of Temhka’s customers are recognized as being at the top of their specific niche in the agricultural sector.  Such customers have included companies such as N. Ladas, S.A. the premier olive oil bottler in Greece, which as a reflection of Temhka’s quality and consistency, has become a repeat customer; Feta Producing Vonitsa, S.A., the premier Feta cheese producer; Kokiniotis S.A., the finest processor of Greek honey; Pharma Hita S.A. the highest quality processing and packaging of quality meats, A.T.I. S.A.,  the highest quality processing and packaging of quality vegetables; and Golden Eggs, S.A. the most sophisticated egg processing operation in the Hellenic Republic.

Temhka currently has over $300 million in projects that have been approved and are in preparation for construction over the next thirty-six (36) months.

Aegean Earth S.A.

Aegean Earth S.A.’s business has been focused on construction and development of real estate projects, roads, utility structures, commercial buildings, and other related facilities in Greece, the Mediterranean and Balkan countries and other parts of Southern and Eastern Europe, either alone or by forming joint ventures with other companies.  As a result of the acquisition of Temhka and the commencement of the consolidation and the rollup in the Agricultural sector, we have focused our efforts on the growth of Temhka S.A. and are using Aegean Earth S.A. as a supporting vehicle for the growth of the company.

We shall be focusing our efforts within the Hellenic Republic and specifically within the agricultural sector for the next twelve months.  Major infrastructure works, because of the economic conditions world wide, have slowed considerably and it is our opinion that we should focus on what we do best and not expand our international presence at this time.

Consolidation and Roll Up

With the acquisition of Temhka, we believe that we have set the stage for the next phase of our business which is a consolidation and a roll-up over the next years of major companies in key areas of production of agricultural products that are unique to Greece.

We believe that one of the major problems with the exportation of Greek products has been consistency of the exported material, regardless of whether it is olives, olive oil, cheese, wine or vegetable products.  We believe that it is generally recognized that the quality of Greek food products has always been very high and that any problems with consistency have occurred at the producer/packager level of the distribution chain.  We believe that by focusing on proven leaders in their respective parts of the agricultural sector, the problem of product consistency will be mitigated.  We intend to rely upon the years of experience that Mr. Mesazos has had with these producers to form the nucleus of such a roll-up.

The first such project we are planning is to enter into an agreement with Olio Greco whereby we will obtain exclusive rights to all of Olio Greco’s production of extra virgin olive oil for the next twenty (20) years.  Currently Olio Greco has bottling capacity for 20,000 liters per day per 8 hour shift. At current production levels, the plant can deliver one forty foot container per shift per day.  As part of our proposed agreement, we will add an additional bottling line to Olio Greco’s plant some time during the third quarter of 2010 which will double Olio Greco’s capacity on a single shift basis.  In conjunction with Access America Investments LLC, who is one of our shareholders, we are preparing a major expansion into both the North American and Chinese markets using existing and tested distribution channels.

Government Regulation of Our Industry in Greece

Since Temhka’s focus is on the agricultural sector, its projects are typically conducted under various governmental supervision and oversight.  For example, a project may fall under the purview of the Ministry of Rural Development and Food (Agriculture), the Ministry of Economy and Finance or the Ministry of Development.

Customers

We intend to focus our efforts on further developing our customer base consisting of private entities focusing on the agricultural sector of the Hellenic Republic.

Competition

We estimate that there are over 2,000 construction companies in Greece. Many of these companies are small businesses conducting their trade on a local level.  Some are large international construction firms with operations on an international scale.

We operate in a narrowly defined niche that we believe to be unique to the market place in Greece.  No projects are undertaken without EU grant approval, whereby we prepare the entire dossier.  No project is commenced without all financing, both public and private, in place, so that payment is guaranteed from the outset.  The effectiveness of this approach has been proven by the consistent profitability of the operations over the last three decades.  The further testimony has been the level of repeat customers that make up our base of projects.

There are companies that perform feasibility studies; there are some that do architectural design of structures; there are engineering firms that design and specify processing equipment for facilities such as our specialty.  To our knowledge, there is no single firm that combines all of these areas of expertise, other than ourselves.

With the global economic situation and the resultant uncertainties, the opportunity to grow the Temhka business and its customer base is good in that the focus is agricultural processing or packaging of food items for consumption to the consumer.  Therefore we intend to capitalize on this timing and optimize our position in this important sector within the Hellenic Republic and with the support and endorsement of the European Union.

Employees

As of June 30, 2010, we had 35 employees, all of which are full time.

DESCRIPTION OF PROPERTY

We rent our corporate offices at  5, Ichous Str. – Galatsi 111 46 Athens Greece.  We do not own real property.

LEGAL PROCEEDINGS

From time to time we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of business.  We are not currently involved in legal proceedings that we believe could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our directors and executive officers:

Name	Age	Position(s)

Stavros Mesazos	55	Chief Operating Officer and Chairman of the Board of Directors
Dimitrios Vassilikos	43	Chief Executive Officer and Director
Sofia Douskali	46	Chief Financial Officer
Joseph Clancy	69	Director and Manager of Aegean Earth, S.A.
Rizos Krikis	43	Director
Kostas Moschopoulos	55	Director

Stavros Ch. Mesazos, Executive Chairman of the Board of Directors, Chief Operating Officer.  Mr. Mesazos was appointed our Chief Operating Officer and Executive Chairman of our Board of Directors effective February 9, 2010.  Prior thereto, Mr. Mesazos was the Managing Director of the Mesazos Group of Companies, which he founded in 1979.  The Mesazos Group of Companies were consolidated into Temhka S.A.  Mr. Mesazos has over thirty years of experience in the construction industry.  He graduated from the Athens Polytechnic Institute in 1983 and is a licensed mechanical engineer.  Throughout his career, Mr. Mesazos has been instrumental in the design and construction of a variety of structures utilized in a number of industries.

Dimitrios K. Vassilikos, Chief Executive Officer and Director.

Mr. Vassilikos was appointed our Chief Executive Officer in February 2010 and a member of our Board of Directors effective June 15, 2010. Prior thereto, since 2003, Mr. Vassilikos has been focused on facilitating private equity transactions for a number of companies. In 1999, he formed a broker dealer in the Athens market, and in 1997 had a seat on the Athens Stock Exchange. Mr. Vassilikos has twenty years experience in securities analysis, private equity, and portfolio consulting. Mr. Vassilikos received a B.A. in Business Administration from the University of Macedonia in 1990.

Sofia Douskali, Chief Financial Officer.  Ms. Douskali was appointed our Chief Financial Officer effective May 5, 2010.  Prior thereto, since 2007, Ms. Douskali served as Director of Corporate Finance at a number of Securities Firms in Greece, in which she was head of the Department and responsible for company and project valuations, and for preparing companies for listing on the Athens Stock Exchange .  Prior thereto, from January through August 2007, Ms. Douskali served as an Executive Board Member and Head of Investments with Gefico Group Ltd.  From August 2003 through January 2007, Ms. Douskali was Fund Manager and Treasurer with MTH Investments in Leichtenstein.  Ms. Douskali also served as a Portfolio Manager for ASDOM Developers in Greece and as lecturer of Finance at European University, Greek Campus.    Ms. Pasamihalis received her Bachelor of Science from New York University in 1986 in Economics and her MBA from Hartford University in 1988.  Ms. Douskali is also a Certified International Investment Analyst and Certified Derivatives Consultant.

Joseph B. Clancy, Director.  Mr. Clancy was appointed a member of our Board of Directors on February 29, 2008.  Mr. Clancy also serves as the Manager of Aegean Earth, S.A., a position he has held since Aegean Earth, S.A.’s inception in July 2007.  Mr. Clancy is an experienced professional in both private equity and construction and development.  Since June 2006, he has served as one of the National Representatives of AAI in Greece and Cyprus.  From February 2003 to May 2006, he served as a consultant/advisor for Vibrant Capital Corporation in New York, where he oversaw the implementation of a life settlement acquisition program to secure a bond issued under the securities laws of Luxembourg and also implemented two private placement programs of investments in conjunction with that asset class.  Prior thereto, from January 2002 to February 2003 he served as a director in Oriri Holdings,

S.A., of Oslo, Norway, where he oversaw the implementation of international marketing operations for content for mobile phones throughout the EU market.  Mr. Clancy has also overseen the construction, master planning, and development of numerous properties, including an 800 acre mixed use area in Colorado.   He has also served as the chief operating officer of DiaChi Corporation and Prime Financial Services Group of London.  Mr. Clancy graduated with a B.Sc. in Engineering from the United States Naval Academy in Annapolis, Maryland.  He served as a Captain in the U.S. Marine Corps from 1963-1967 and was decorated for valor for his service in Vietnam.

Rizos P. Krikis, Director. Mr. Krikis was appointed as a member of our Board of Directors and our Chief Financial Officer on February 29, 2008.  He resigned his position as Chief Financial Officer effective May 5, 2010.  Prior thereto, Mr. Krikis has served as the chief financial officer of Aegean Earth S.A. since 2007.  From 2004 to 2007, Mr. Krikis was chief financial officer of Cosmotelco Telecommunications (“Cosmotelco”) in Greece.  Prior to Cosmotelco, Mr. Krikis was a senior manager for the Emporiki Private Equity and Venture Capital Fund, where he was responsible for the initial investment decision and ongoing monitoring of the fund’s portfolio investment.  Mr. Krikis has a number of years of experience in the financial industry and has served in multiple capacities both in industry and private equity.  Mr. Krikis also was a consultant from the Greek Trade Commission in New York.  He graduated with both his Bachelor’s and Master’s degrees in Business Administration from Baruch College in New York, and is fluent in both English and Greek.

Konstantinos G. Moschopoulos, Director.  Mr. Moschopoulos was appointed as a member of our Board of Directors effective June 15, 2010.  Mr. Moschopoulos has over fifteen years experience as an independent economic and tax consultant for a variety of companies.  Prior thereto, he served as a financial analyst and accountant for a number of companies, including Vogue A.E. and Alpha Bank.  Mr. Moschopoulos received his B.A. in Economics from the University of Macedonia in 1980.

Election of Directors and Officers

Holders of our ordinary shares are entitled to one (1) vote for each share held on all matters submitted to a vote of the shareholders, including the election of directors. Cumulative voting with respect to the election of directors is not permitted by our Memorandum and Articles of Association.

Our Board of Directors shall be ratified at the annual meeting of the shareholders or at a special meeting called for that purpose. Each director shall hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified. If a vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors then the shareholders may fill the vacancy at the next annual meeting or at a special meeting called for the purpose, or the Board of Directors may fill such vacancy.

Audit Committee and Code of Ethics

Our board of directors has not appointed any committees and therefore, our board of directors serves the function of an audit committee. We have not made a determination as to whether any of our directors would qualify as an audit committee financial expert.  We have not yet adopted a code of ethics applicable to our chief executive officer and chief accounting officer, or persons performing those functions, because of the small number of persons involved in management.

Stock Option Plans

The Company intends to implement a stock option plan for its executives in the next twelve months.

Director Independence

Our board of directors has determined that only one of our directors, Kostas Moschopoulos, is independent as defined under the rules of the NYSE Amex Equities Company Guide (although our ordinary shares are not listed on the NYSE Amex but are quoted on the OTC Bulletin Board).

EXECUTIVE COMPENSATION

We paid our chief financial officer, Mr. Rizos Krikis, $59,149 in salary and $10,148 in bonuses for the year ended December 31, 2009.  We did not pay any of our other executive officers or directors any compensation for the year ended December 31, 2009.  We did not pay any of our executive officers compensation for the fiscal year ended December 31, 2008.

Employment Agreements.

Mr. Mesazos and Mr. Vassilikos have entered into employment agreements with the Company.  These agreements provide their amount of salary, establish standard health benefits, and establish their eligibility to receive bonuses and stock options.  Mr. Vassilikos’ agreement provides for a base salary of €225,000 per year and the receipt of 300,000 options vesting over three years with a strike price of $1.50 upon establishment of the company’s stock option plan.  Mr. Mesazos’ agreement provides for a base salary of €250,000 per year and the receipt of 250,000 options vesting over three years with a strike price of $1.50 upon establishment of the company’s stock option plan.  Both agreements expire February 17, 2015.

Compensation Committee Interlocks and Insider Participation

The Board of Directors does not have a compensation committee and the entire Board of Directors performs the functions of a compensation committee.

No member of the Board of Directors has a relationship that would constitute an interlocking relationship with the Company’s executive officers or directors or another entity.

Compensation of Directors

We have not paid our directors compensation for serving on our board of directors.  Our Board of Directors may in the future decide to award the members of the Board of Directors cash or stock based consideration for their services to us, which awards, if granted shall be in the sole determination of the Board of Directors.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Since December, 2009, our ordinary shares have been eligible for trade on the OTC Bulletin Board under the stock symbol “AEGZF.”, however, no shares have traded since that time.

Number of Shareholders

As of June 30, 2010, there were approximately 508 holders of record of our ordinary shares.

Dividend Policy

Historically, we have not paid any dividends to the holders of our ordinary shares and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

Stock Option Plans

The Company intends to implement a stock option plan for its executives in the next twelve months.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 30, 2010 with respect to the beneficial ownership of our ordinary shares by (i) each person who, to our knowledge, beneficially owns more than 5% of our ordinary shares; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group:

Name and address of Beneficial Owner	Number of Shares	Percent of Class (1)
Directors and Named Executive Officers(2):
Stavros Ch. Mesazos (3)	12,499,670	59.1%
Dimitrios K. Vassilikos (4)	300,000	*
Joseph B. Clancy (5)	130,853	*
Rizos P. Krikis	-	-

All directors and named executive officers as a group (3 persons)	12,930,523	61.2%

Other 5% or Greater Beneficial Owners
Haris Mesazos (6)	2,922,000	13.8%
Kostas Mesazos (7)	2,922,000	13.8%
Access America Fund, L.P.(8) 11200 Westheimer Rd. Suite 508 Houston, TX 77042	4,785,904	22.6%
* - Less than 5% Beneficial Ownership

(1)

Beneficial ownership is calculated based on the 21,133,481 Ordinary Shares outstanding as of the date hereof, together with securities exercisable or convertible into Ordinary Shares within sixty (60) days of the date hereof for each stockholder.  Beneficial ownership is determined in accordance with Rule 13d-3 of the SEC. The number of Ordinary Shares beneficially owned by a person includes Ordinary Shares issuable upon conversion of securities and subject to options or warrants held by that person that are currently convertible or exercisable or convertible or exercisable within sixty (60) days of the date hereof.  The Ordinary Shares issuable pursuant to those convertible securities, options or warrants are deemed outstanding for computing the percentage ownership of the person holding such convertible securities, options or warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)

Unless otherwise specified, the address for the directors, named executive officers, and other beneficial owners is c/o Temhka, S.A. at The Mesazos Group of Companies, 5 IHOUS Street, Athens, Greece 11146.

(3)

Stavros Mesazos was issued 6,655,670 Ordinary Shares as consideration for his Target Shares in the Acquisition.  Such number of shares also includes 5,844,000 shares owned in the aggregate by Haris Mesazos and Kostas Mesazos, the two sons of Mr. Mesazos.  Accordingly, Mr. Mesazos may be deemed to beneficially own such additional 5,844,000 shares.  Mr. Mesazos, however, disclaims beneficial ownership of such Ordinary Shares.

(4)

Mr. Vassilikos was issued such 300,000 Ordinary Shares in connection with his service as an advisor to the Company.

(5)

Includes 100,000 Ordinary Shares issued to such person in connection with his providing advisory services to the Company.

(6)

Haris Mesazos was issued the Ordinary Shares as consideration for his Target Shares.

(7)

Kostas Mesazos was issued the Ordinary Shares as consideration for his Target Shares.

(8)

This figure consists of (i) 982,639 Ordinary Shares held by AAF (ii) the 1,901,633 Ordinary Shares purchased by AAF in the Offering, and (iii) the 1,901,633 Warrant Shares.

SELLING SHAREHOLDERS

The following table sets forth the ordinary share ownership of the selling shareholders as of June 30, 2010.  The selling shareholders acquired their securities through private placement offerings in 2006 and 2008.

We will not receive any proceeds from the resale of the ordinary shares by the selling shareholders. Assuming all the shares registered below are sold by the selling shareholders, none of the selling shareholders will continue to own any of our ordinary shares Other than as set forth in the following table, the selling shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, except as set forth below, the selling shareholders are not registered broker-dealers.

All of the selling shareholders purchased their shares in one of three private placement transactions.  On May 31, 2006, we sold 51,475 restricted ordinary shares for $35,500. The restricted ordinary shares were sold to 355 offshore investors in lots of 145 shares each at $0.6897 per share.  On July 18, 2006, we sold an additional 84,456 restricted ordinary shares for $10,800. The restricted ordinary shares were sold to 108 offshore investors in lots of 145 shares each at $0.6897 per share.  No underwriting discounts or commissions were paid with respect to such sales.  On February 29, 2008, we sold 353,337 ordinary shares and 1,908,675 Series A Preference Shares in for gross proceeds of approximately $5.7 million.  These shares were sold in units of 93 ordinary shares and 500 Series A Preference Shares each for $1,500 per unit.

The number of ordinary shares held by each selling shareholder have been adjusted to reflect the 5.402 to 1 consolidation of our ordinary shares effected on May 14, 2010.

Selling Shareholder	Shares Beneficially Owned Prior to Offering	Percentage Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering	Percentage Beneficially Owned After Offering
Grant John Maughan	145	*	145	0	*
Benjamin Kenneth Barker	145	*	145	0	*
Polyanna Wan	145	*	145	0	*
Susan E. Lawrence	145	*	145	0	*
Thomas D. Knowles	145	*	145	0	*
Paul D. Knowles	145	*	145	0	*
Donna E. Knowles	145	*	145	0	*
Alstair Mark Knowles	145	*	145	0	*
Robert Myers	145	*	145	0	*
Richard Fox	145	*	145	0	*
Marlene Patranella Fox	145	*	145	0	*
Raymond Todd Forsythe	145	*	145	0	*
Cameron Carey	145	*	145	0	*
Magdaline Berdanis	145	*	145	0	*
Heather Carey	145	*	145	0	*
David William Slatter	145	*	145	0	*
Steven E. Carey	145	*	145	0	*
Debra P. Carey	145	*	145	0	*
Joseph G. Carey	145	*	145	0	*
Phyllis D. Thompson	145	*	145	0	*

Reginald T. Carey	145	*	145	0	*
Lorna Denise Kemp	145	*	145	0	*
Todd Earle Kemp	145	*	145	0	*
Debra-Lou Carey	145	*	145	0	*
Paula Rigby	145	*	145	0	*
Patrice McKinney	145	*	145	0	*
Tiffany K. Deal	145	*	145	0	*
Conwill K. Saunders	145	*	145	0	*
Mary Turner	145	*	145	0	*
Melita A. Carey	145	*	145	0	*
Helen A. Rolle	145	*	145	0	*
Michael Brindle-Selle	145	*	145	0	*
Julie Brindle-Selle	145	*	145	0	*
Angela D. Culmer-Saunders	145	*	145	0	*
Marguerite E. Bain	145	*	145	0	*
Marcus W. Moss	145	*	145	0	*
Marcella Bond	145	*	145	0	*
Lakeisha D. Brown	145	*	145	0	*
Jane Seekings	145	*	145	0	*
Katie Vanessa Roach	145	*	145	0	*
Karen Strachen	145	*	145	0	*
Gerda J.J. Vandervelde	145	*	145	0	*
Marie Elise J. Vandervelde	145	*	145	0	*
Maria O.F. Marse	145	*	145	0	*
Paul Henri Vandervelde	145	*	145	0	*
Phillipe Dewez	145	*	145	0	*
Daniel Lienard	145	*	145	0	*
Marguerite Ranwet	145	*	145	0	*
Catherine Bocque	145	*	145	0	*
Koen Lozie	145	*	145	0	*
Jennifer Silva	145	*	145	0	*
Valerie I. Weeks	145	*	145	0	*
Fiona Jane Richardson	145	*	145	0	*
Renate Murdoch-Muirhead	145	*	145	0	*
Colin Murdoch-Muirhead	145	*	145	0	*
Katherine Steele	145	*	145	0	*
Caroline Rosser	145	*	145	0	*
Robert Rosser	145	*	145	0	*
Severin Nicole Gibbons	145	*	145	0	*
Edward Allen Lancer Barnes	145	*	145	0	*
Tina C. Gibbons	145	*	145	0	*

Reid Gibbons	145	*	145	0	*
Patricia M. Hill	145	*	145	0	*
Floyd E. Smart	145	*	145	0	*
Richard S.L. Pearman	145	*	145	0	*
Dannise Thompson	145	*	145	0	*
Richard S. Thompson	145	*	145	0	*
Roderick Craig Christensen	145	*	145	0	*
Pennie Jean Whitehead	145	*	145	0	*
Christina Maybury	145	*	145	0	*
Dazarrie Steede	145	*	145	0	*
Roy Angelo Furbert	145	*	145	0	*
Dueane Stephen Dill	145	*	145	0	*
Gwen Haller	145	*	145	0	*
Gail E. Murray	145	*	145	0	*
Barry Griffiths	145	*	145	0	*
Kerry Griffiths	145	*	145	0	*
Michael Abbott	145	*	145	0	*
Neal Turchiaro	145	*	145	0	*
Shelly Abbott	145	*	145	0	*
David J.K. Macphee	145	*	145	0	*
Christopher Cyr	145	*	145	0	*
Mark W. Young	145	*	145	0	*
Sharlene A. Young	145	*	145	0	*
Heather Allison Hames	145	*	145	0	*
Colin G. Hames	145	*	145	0	*
Justin Ferguson	145	*	145	0	*
David Rawson Mackenzie	145	*	145	0	*
Ian Rawson Mackenzie	145	*	145	0	*
Heather Rawson Mackenzie	145	*	145	0	*
Stephen McClure	145	*	145	0	*
Javier Martinez	145	*	145	0	*
Brenda Jean Phillips	145	*	145	0	*
Jai-Michael Eskerine Phillips	145	*	145	0	*
Erskine Douglas Phillips	145	*	145	0	*
Tivin Tunchiano	145	*	145	0	*
David Houston	145	*	145	0	*
Susan E. Gibbons	145	*	145	0	*
Ronald Joseph Burke	145	*	145	0	*
Marsha Gail Burke	145	*	145	0	*
Kelly Ross	145	*	145	0	*
Shirley Yap	145	*	145	0	*

Nancy Morrison	145	*	145	0	*
Wade A. Morrison	145	*	145	0	*
Joanna Marie Masters	145	*	145	0	*
Glen Nicholas Masters	145	*	145	0	*
Lana Chi Nguyen	145	*	145	0	*
Jean E. Parker	145	*	145	0	*
Michelle Sara Christensen	145	*	145	0	*
Kandis Robertson	145	*	145	0	*
Joel Matthews	145	*	145	0	*
Julie Herauf	145	*	145	0	*
Mark R. Herauf	145	*	145	0	*
Stephen James McLaughlin	145	*	145	0	*
Robert Greg Abernethy	145	*	145	0	*
Matthew J. R. Grace	145	*	145	0	*
Marc E.O. Morabito	145	*	145	0	*
Serge Paritzky	145	*	145	0	*
Roland Schaefer	145	*	145	0	*
Fernando Casij Pena	145	*	145	0	*
Peter Barham	145	*	145	0	*
Eric Duphil	145	*	145	0	*
Andrea K. Hudson	145	*	145	0	*
Ursula E. Gilpin	145	*	145	0	*
Frederic Osias	145	*	145	0	*
Rosemary J. Morabito	145	*	145	0	*
Yvonne Joan Muldoon	145	*	145	0	*
P. Barry Moroney	145	*	145	0	*
Ayal Shenhav	145	*	145	0	*
Tal Danon Shenhav	145	*	145	0	*
Yizhak Rodrig	145	*	145	0	*
Ofira Wegrzyn	145	*	145	0	*
Rotem Baharv	145	*	145	0	*
Zvi Arie Frenkel	145	*	145	0	*
Reuven Horesh	145	*	145	0	*
Frida Aliza Frenkel	145	*	145	0	*
Tamar Shaibel	145	*	145	0	*
Reuven Shaibel	145	*	145	0	*
Rachel Cohen	145	*	145	0	*
Yoheved Krouzman	145	*	145	0	*
Danny Horesh	145	*	145	0	*
Ronen Baharav	145	*	145	0	*
Michal Rozelia Kremer	145	*	145	0	*

Israel Kremer	145	*	145	0	*
Yoan Kremer	145	*	145	0	*
Irina Moritz	145	*	145	0	*
Nelly Geskin	145	*	145	0	*
Yael Moritz	145	*	145	0	*
Rina Rodrig	145	*	145	0	*
Shoshana Rodrig	145	*	145	0	*
Yuval Bar ner	145	*	145	0	*
Katharina Mosakowska	145	*	145	0	*
Arthur Mletzak	145	*	145	0	*
Rients Aapkes	145	*	145	0	*
Olivia Kate Walford	145	*	145	0	*
Carol-Ann B. Mckinley	145	*	145	0	*
Sandra Lanchippa-Smith	145	*	145	0	*
Harry Winnington	145	*	145	0	*
Oleana Schemenauer	145	*	145	0	*
Heinz Neidl	145	*	145	0	*
Stephen Cosham	145	*	145	0	*
Mercedes Aguilar Mora	145	*	145	0	*
Monica Chimbo Aguilar	145	*	145	0	*
Merilynn Sickling	145	*	145	0	*
Derek Sickling	145	*	145	0	*
Edward Spencer	145	*	145	0	*
Jane Maycock	145	*	145	0	*
Phillip Scarcliffe	145	*	145	0	*
Anthony Steele	145	*	145	0	*
Julie Arthur	145	*	145	0	*
Simon Peter Beattie	145	*	145	0	*
Attila Stephen Molnar	145	*	145	0	*
James Nicholas Lamb	145	*	145	0	*
Dudley Reginald Cottingham	145	*	145	0	*
Joseph Andrew Guest	145	*	145	0	*
Tina Phyllis Francis Guest	145	*	145	0	*
Robert William Thomson	145	*	145	0	*
Pamela May Ann Thomson	145	*	145	0	*
Mary Christine Beattie	145	*	145	0	*
William Maycock	145	*	145	0	*
Andrew C. Cottingham	145	*	145	0	*
Debbie J. E. Cottingham	145	*	145	0	*
Granville M. Gibbons	145	*	145	0	*
John Allen Barnes	145	*	145	0	*

David Anthony Hanwell	145	*	145	0	*
Susan Veronica Hanwell	145	*	145	0	*
Leanne Brown	145	*	145	0	*
Michael John Tait	145	*	145	0	*
Richard Allen Lettington	145	*	145	0	*
Julia Ann Kempe	145	*	145	0	*
Senga Tait	145	*	145	0	*
Lisa J. Broomfield	145	*	145	0	*
Rowena Jane Broomfield	145	*	145	0	*
Joan Broomfield	145	*	145	0	*
John William Broomfield	145	*	145	0	*
Charles Henry Bolton	145	*	145	0	*
Barbara Kathlen Bolton	145	*	145	0	*
Sutherland A. Morris	145	*	145	0	*
Julian Trinder	145	*	145	0	*
June I. Morris	145	*	145	0	*
Hamish Charles Quinlan	145	*	145	0	*
Jenny Kirsten Hutchison	145	*	145	0	*
Philippa Alison Trinder	145	*	145	0	*
Hilary Elaine Redfern Mullins	145	*	145	0	*
Douglas John Mullins	145	*	145	0	*
Peter Wilson	145	*	145	0	*
Julie Mary Wilson	145	*	145	0	*
Elizabeth Louise Phillips	145	*	145	0	*
Paul B. Davis	145	*	145	0	*
Lara Jane Davis	145	*	145	0	*
Jane M. Poveromo	145	*	145	0	*
John Bond	145	*	145	0	*
Esther Dodd	145	*	145	0	*
Alastair G. Long	145	*	145	0	*
Rosemary Long	145	*	145	0	*
Denize Cook	145	*	145	0	*
Mark Fondas	145	*	145	0	*
Michele Louise Cottingham	145	*	145	0	*
Christopher Charles Morris	145	*	145	0	*
Michelle Annette Lawrence	145	*	145	0	*
Alison Margaret Harvey	145	*	145	0	*
Michael James Harvey	145	*	145	0	*
Patricia A. Alderson	145	*	145	0	*
Antoinette M. Backhouse	145	*	145	0	*
Christian H. H. Backhouse	145	*	145	0	*

Edwin H. Backhouse	145	*	145	0	*
Judith Backhouse	145	*	145	0	*
Karen L. Backhouse	145	*	145	0	*
Margaret Backhouse	145	*	145	0	*
Mark A. Backhouse	145	*	145	0	*
Patricia M. Backhouse	145	*	145	0	*
Paul G. Backhouse	145	*	145	0	*
Timothy S Backhouse	145	*	145	0	*
David P. Bartlett	145	*	145	0	*
Rachael C. Bartlett	145	*	145	0	*
Antoinette Baxter	145	*	145	0	*
Charles Baxter	145	*	145	0	*
Geraldine Baxter	145	*	145	0	*
Paul Baxter	145	*	145	0	*
Catherine J. Belcher	145	*	145	0	*
Martin C. Belcher	145	*	145	0	*
Sarah L. Bertrand	145	*	145	0	*
Wayne G Bertrand	145	*	145	0	*
John N. Bishop	145	*	145	0	*
Nicola L. Bishop	145	*	145	0	*
Linda C. Budge	145	*	145	0	*
Robert Childs	145	*	145	0	*
A. Henry G. Dick-Cleland	145	*	145	0	*
Karen L. Dick-Cleland	145	*	145	0	*
Kerry A. Fell	145	*	145	0	*
Stephen A. Fell	145	*	145	0	*
Cleone E. Ferris	145	*	145	0	*
Nicholas P. Ferris	145	*	145	0	*
Nicola O. Ferris	145	*	145	0	*
Peter E. L. Ferris	145	*	145	0	*
Claire Y. Gaffney	145	*	145	0	*
Emma L. Gavet	145	*	145	0	*
Alison C. Gavey	145	*	145	0	*
David J. Gavey	145	*	145	0	*
Alva I. Gee	145	*	145	0	*
Ian B. Gee	145	*	145	0	*
Sandra Gee	145	*	145	0	*
Graham E. Hindle	145	*	145	0	*
Susan P. Hindle	145	*	145	0	*
Dianne Huddlestone	145	*	145	0	*
Paul Huddlestone	145	*	145	0	*

Benn M. Hunter	145	*	145	0	*
Lynda T. Hunter	145	*	145	0	*
Albert Howard Jackson	145	*	145	0	*
Caroline A. Jackson	145	*	145	0	*
Elizabeth M. Jackson	145	*	145	0	*
Nicholas H. Jackson	145	*	145	0	*
Jeannine F. Jenkins	145	*	145	0	*
Nicholas V. Jenkins	145	*	145	0	*
John P. Jordan	145	*	145	0	*
Owen M. Keenan	145	*	145	0	*
Susan A. Keenan	145	*	145	0	*
Roderick G. Keiller	145	*	145	0	*
Anthony L. Krinks	145	*	145	0	*
Geraldine V. Krinks	145	*	145	0	*
Alfred C. W. Laine	145	*	145	0	*
Christine E. Laine	145	*	145	0	*
Marc S. Laine	145	*	145	0	*
Nicola J. Laine	145	*	145	0	*
David A. Larkin	145	*	145	0	*
Christopher J. Le Tissier	145	*	145	0	*
Peter Lynch	145	*	145	0	*
E. Tony Manning	145	*	145	0	*
Kim J. Martin	145	*	145	0	*
Paul D. Martin	145	*	145	0	*
Therese P. Martin	145	*	145	0	*
Rebecca Louise Massey	145	*	145	0	*
Anthony R. Nutbrown	145	*	145	0	*
Christopher A. Oliver	145	*	145	0	*
Lawrence Pape	145	*	145	0	*
Patricia Pape	145	*	145	0	*
Caroline Patterson	145	*	145	0	*
Matthew Patterson	145	*	145	0	*
John H. Petit	145	*	145	0	*
Lynette Le Q. Petit	145	*	145	0	*
Martin Petite	145	*	145	0	*
David Paul Redhead	145	*	145	0	*
Lucette Redhead	145	*	145	0	*
Helen Robinson	145	*	145	0	*
Paul Robinson	145	*	145	0	*
Dawn Scholes	145	*	145	0	*
Raymond Scholes	145	*	145	0	*

Christopher N. Shaw	145	*	145	0	*
Jason de B Sherwill	145	*	145	0	*
Maxine L. Sherwill	145	*	145	0	*
Graham Thoume	145	*	145	0	*
Karen Thoume	145	*	145	0	*
Barry Tough	145	*	145	0	*
Eileen R. Tough	145	*	145	0	*
Jonathon E. Turner	145	*	145	0	*
Suzanne D. M. Turner	145	*	145	0	*
David Walker	145	*	145	0	*
Richard J. Walker	145	*	145	0	*
Christine Wilson	145	*	145	0	*
Christopher John Murray	145	*	145	0	*
David R. Arch	145	*	145	0	*
Katherine Arch	145	*	145	0	*
Florence Parsons	145	*	145	0	*
Herbert Parsons	145	*	145	0	*
Davilynn O’Neill	145	*	145	0	*
Jan S. Hudson	145	*	145	0	*
Michelle Moore	145	*	145	0	*
John M. Lawrence	145	*	145	0	*
Lawrence John La Lone	145	*	145	0	*
Malvin Chimombe	145	*	145	0	*
Winston Walker	145	*	145	0	*
Keesha Simone- Walker	145	*	145	0	*
John Hermans	145	*	145	0	*
Anderson Cumberbatch	145	*	145	0	*
Tanya Carey	145	*	145	0	*
Gregory D. Walker	145	*	145	0	*
Angus Graeme Taylor	145	*	145	0	*
Patricia Winter	145	*	145	0	*
Mathew Gallupe	145	*	145	0	*
Esther Odagaki	145	*	145	0	*
Sherry Anne Mitchell	145	*	145	0	*
Wilhelmina Hoeflich	145	*	145	0	*
Patrice T. Goldberg	145	*	145	0	*
Jo-Anne Van Draanen	145	*	145	0	*
Christiaan Hiesey	145	*	145	0	*
Mona Pauline Neufeld	145	*	145	0	*
Tracey Gilmore	145	*	145	0	*
Felicia Pedersen	145	*	145	0	*

Alexis Marie Edouard Andre	145	*	145	0	*
Naud Sabine	145	*	145	0	*
Robert Sandrin	145	*	145	0	*
Katrine Burnie	145	*	145	0	*
Neil Burnie	145	*	145	0	*
Laurence Fox	145	*	145	0	*
Kathryn Fox	145	*	145	0	*
Peter A. Murdoch-Muirhead	145	*	145	0	*
Justin Heath Carruthers	145	*	145	0	*
Karen Thompson	145	*	145	0	*
Irene Fondas	145	*	145	0	*
Evangelos Fondas	145	*	145	0	*
Nickolas Fondas	145	*	145	0	*
Rose Aline Fondas	145	*	145	0	*
Wendy Murdoch-Muirhead	145	*	145	0	*
Micelle Sakamato	145	*	145	0	*
Andrew Elder	145	*	145	0	*
Mark Hoeflich	145	*	145	0	*
Heather Findlay	145	*	145	0	*
George Findlay	145	*	145	0	*
Catherine MacFadyen	145	*	145	0	*
Wanda Parsons	145	*	145	0	*
Ken Priestman	145	*	145	0	*
Elizabeth M. Priestman	145	*	145	0	*
Valerie J. Payne	145	*	145	0	*
Carl Tafel	145	*	145	0	*
Nicole C. Sakmoto	145	*	145	0	*
Madeleine Czigler	145	*	145	0	*
Ruth Gardner	145	*	145	0	*
April Debruin	145	*	145	0	*
Pamela Taylor	145	*	145	0	*
Carolyn Kozole	145	*	145	0	*
Teresa Malott	145	*	145	0	*
Megan Sloan	145	*	145	0	*
Catherine A. Pyatt	145	*	145	0	*
Nancy Grenier	145	*	145	0	*
Richard Winter	145	*	145	0	*
June Richardson	145	*	145	0	*
Vincent Carlucci	145	*	145	0	*

Janet V. Hebbes	145	*	145	0	*
Colleen S. Bleasdell	145	*	145	0	*
Victor George Kobina Dei	145	*	145	0	*
Elizabeth Roeder	145	*	145	0	*
Charles Ryan Corrigan	145	*	145	0	*
Teresa Misue Corrigan	145	*	145	0	*
Charles J. Corrigan	145	*	145	0	*
Diane L. Strype	145	*	145	0	*
Richard B. Strype	145	*	145	0	*
Brian D. Malott	145	*	145	0	*
Michael M. Malott	145	*	145	0	*
Erin Sloan	145	*	145	0	*
Tara Sloan	145	*	145	0	*
Nadica A. Sloan	145	*	145	0	*
Ron Millman	145	*	145	0	*
James W. Sloan	145	*	145	0	*
Toshiyuki Sakamoto	145	*	145	0	*
Steven John Clow	145	*	145	0	*
Jennifer Elizabeth Jean Pyatt	145	*	145	0	*
John B. R. Stoddart	145	*	145	0	*
Trudi Johnston	145	*	145	0	*
David Schultz	145	*	145	0	*
William Matthew Pyatt	145	*	145	0	*
Jackie Gardner	145	*	145	0	*
Yolanda Pandolfo	145	*	145	0	*
John Baker	145	*	145	0	*
John A. Macfadyen	145	*	145	0	*
Gloria June Taylor	145	*	145	0	*
Mohamad H. Khorshid	145	*	145	0	*
Sheila Brennan	145	*	145	0	*
Patricia Lurie	145	*	145	0	*
Peter Hartmuth	145	*	145	0	*
Joanne Hopper Houston	145	*	145	0	*
Garry M. Markham	145	*	145	0	*
Craig Steven Massey	145	*	145	0	*
Margaret Sandrin	145	*	145	0	*
Norman G. Long	145	*	145	0	*
Vanessa J. Cooper	145	*	145	0	*
Simon Michael Burroughs	145	*	145	0	*

Joyce Gawne	145	*	145	0	*
Allen Gawne	145	*	145	0	*
Scott A. Christian	145	*	145	0	*
Joanne C. Christian	145	*	145	0	*
William Darren Redford Horrox	145	*	145	0	*
Sarah Rachel Horrox	145	*	145	0	*
David Thomas Alderdice	145	*	145	0	*
Donna Cousins	145	*	145	0	*
Molloy Stuart	145	*	145	0	*
Una McBride	145	*	145	0	*
Neil Dignam	145	*	145	0	*
Shea T. Richardson	145	*	145	0	*
William R Pyatt	145	*	145	0	*
Radi Plamenov Tsanev	145	*	145	0	*
Chris Brown	145	*	145	0	*
Martin Paul Bennett	145	*	145	0	*
Paul Hunt	145	*	145	0	*
Gaston Cerf	145	*	145	0	*
Eduardo Omar Caspani	145	*	145	0	*
Charles Eugene Antione	145	*	145	0	*
Charles Eddwin Mabey	145	*	145	0	*
Andrew Jonathan Broster	145	*	145	0	*
Dennis Baldock	145	*	145	0	*
Colin Muirhead	1,303	*	1,303	0	*
Robert J. Kirkland	4,628	*	4,628	0	*
Namtor BVC LP	6,202	*	6,202	0	*
William Rosen	5,554	*	5,554	0	*
Luciano Bruno	1,296	*	1,296	0	*
Deborah Tekdogan	1,641	*	1,641	0	*
Matthew Hayden	4,628	*	4,628	0	*
Mary Beth Shea	4,628	*	4,628	0	*
Stephen S. Taylor, Jr.	18,512	*	18,512	0	*
Stephen S. Taylor, Jr.	18,512	*	18,512	0	*
Heller Capital Investments, LLC	12,311	*	12,311	0	*
David Ofman	4,937	*	4,937	0	*
Stephen S. Taylor	2,592	*	2,592	0	*
David S. Nagelberg CGM IRA	15,458	*	15,458	0	*
Gilford Energy, Inc.	6,171	*	6,171	0	*

GT Investments, LLC	3,281	*	3,281	0	*
Thomas Nolan (SEP IRA)	3,281	*	3,281	0	*
Merry Carnell	4,628	*	4,628	0	*
David Spinney	15,427	*	15,427	0	*
Ralph J. Steffan Living Trust	1,642	*	1,642	0	*
Robert Stendel	926	*	926	0	*
John Hartford	1,111	*	1,111	0	*
Centaur Value Fund, LP	32,088	*	32,088	0	*
United Centuar Master Fund	29,619	*	29,619	0	*

TOTALS	265,481		265,481

* Less than 1%.

# Based upon 21,133,481 ordinary shares outstanding as of June 30, 2010.

(1)

Michael Rothman has voting and investment control with respect to the shares held by Namtor BVC LP.  Mr. Rothman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)

Ron Heller has voting and investment control with respect to the shares held by Heller Capital Investments, LLC.  Mr. Heller disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)

Ralph Worthington has voting and investment control with respect to the shares held by Gilford Energy.  Mr. Worthington disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.  Gilford Energy has indicated that it is an affiliate of Gilford Securities, a FINRA member.  Gilford Securities has indicated that it purchased the shares offered hereby in the ordinary course of business and that at the time it acquired the shares offered hereby, it had no arrangements or understandings, directly or indirectly, with any person to distribute such shares.

(4)

Jan-Dirk Lueders and Scott Castro share voting and investment control with respect to the shares held by CMT Investments, LLC.  Mr. Lueders and Mr. Castro each disclaims beneficial ownership of these shares except to the extent of their respective pecuniary interests therein.

(5)

Zeke Ashton has voting and investment control with respect to the shares held by Centaur Value Fund, LP and United Centaur Master Fund.  Mr. Ashton disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We acquired Aegean Earth S.A. pursuant to an Acquisition Agreement dated as of February 29, 2008 by and among us, Aegean Earth S.A., Joseph Clancy and Konstantinos Polites for 92,559 of our ordinary shares.  We valued the transaction at approximately $50,000 based on the latest third party transaction involving a purchase of our ordinary shares. At the time of the acquisition, Mr. Clancy was a controlling shareholder and a Manager of Aegean Earth S.A. and pursuant to the terms of the acquisition agreement, Mr. Clancy received 46,280 ordinary shares in exchange for his capital stock of Aegean Earth S.A.  In April 2008, Mr. Clancy transferred 15,427 ordinary shares to PrimeLife Holdings, Ltd.  Mr. Clancy is one of our directors and he is also the Manager of Aegean Earth S.A.  Based on the prior transaction described above, the dollar value received for the transaction was approximated at $50,000, and the dollar value received by Mr. Clancy was approximated to be $25,000.

In December 2007, we made two loans to Aegean Earth S.A. evidenced by two promissory notes in the aggregate principal amount of $85,025.  These notes bear interest at the rate of 6% per year and are payable on demand.  These notes were written primarily to provide working capital to Aegean Earth S.A. prior to our acquisition of Aegean Earth S.A.  Joseph Clancy was a controlling shareholder and a Manager of Aegean Earth S.A. and one of our directors at the time the loans were made.

On February 9, 2010, the Company issued 300,000 shares to Dimitrios Vassilikos, the Company’s current Chief Executive Officer and 100,000 shares to Joseph B. Clancy in connection with consulting services.

Transactions with Access America Fund

In May and November 2007, Access America Fund (“AAF”) made loans to us evidenced by promissory notes in the aggregate principal amount of $300,000.  We used the loans to provide working capital to Aegean Earth S.A. prior to our acquisition of Aegean Earth S.A.  The notes bear interest at the rate of 6% per annum, are payable on demand, and may be converted at any time and from time to time by the holder into an aggregate of approximately 462,792 ordinary shares.  On April 21, 2008, AAF converted the notes into 462,792 of our ordinary shares.  As a result of the conversion, as of April 21, 2008, there remaining outstanding principal balance of the loans was $0.  Access America Investments LLC (“AAI”) is the general manager of AAF.  Mr. Frank DeLape, our former Executive Chairman and a former director is the Chairman of AAI and is beneficial owner of 33.3% of AAI. Mr. Joseph Rozelle, who was our Chief Financial Officer and a director at the time the loans were made is the Chief Financial Officer of AAI.

In November 2007, we reimbursed AAI for $84,980 in due diligence related expenses that were incurred by AAI on behalf of us relating to our acquisition of Aegean Earth, S.A.

In February, 2010, prior to our acquisition of Temhka, S.A., AAF converted 175,001 Series A Preference Shares into 194,374 ordinary shares.  In addition, we redeemed 450,000 Series A Preference Shares held by AAF for cash in the amount of $1,350,000.

Following our acquisition of Temhka, S.A., we sold to AAF in a private offering 1,901,633 ordinary shares and 5-year warrants to purchase up to 1,901,633 ordinary shares at an exercise price of $1.50 per ordinary share for aggregate gross proceeds of $2.85 million.  The ordinary shares and warrants were issued pursuant to the exemptions from the registration requirements of the Securities Act provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder and/or Regulation S of the Securities Act.

We were founded in March 2006 by Nautilus Global Partners, LLC and Mid-Ocean Consulting Limited.  Frank DeLape, our former Executive Chairman and a former director, is the owner, Chairman and CEO of Benchmark Equity Group, which owns 20% of the equity interests of Nautilus Global Partners and Mr. DeLape controls other entities that collectively own an additional 20% of the equity interests of Nautilus Global Partners.  Accordingly, based on his ownership and management position with Benchmark Equity Group, Mr. DeLape may also be deemed to be a founder of our Company.  In order to provide us with funds for our formation costs, in April 2006, we issued 289,246 ordinary shares to Nautilus Global Partners and 14,463 ordinary shares to Mid-Ocean Consulting Limited, for aggregate consideration of $1,050 at a purchase price of $.0054 per share.  At the time we received such funding,

Joseph Rozelle, the President of Nautilus Global Partners was one of our directors.

Nautilus Global Partners is also one of the founders of the following shell companies, each incorporated under the laws of the Cayman Islands.  Each of the foregoing entities was formed for the purpose of engaging in an acquisition or business combination of an operating business.

Emerald Acquisition Corporation

Dragon Acquisition Corporation

Ruby Growth Corporation

Global Growth Corporation

China Growth Corporation

Lunar Growth Corporation

Action Acquisition Corporation

Pan Asian Corporation

Juniper Growth Corporation

Seven Seas Acquisition Corporation

Summit Growth Corporation

Bering Growth Corporation

Compass Acquisition Corporation

DESCRIPTION OF SECURITIES

Overview

We are authorized to issue 100,000,000 ordinary shares, $0.00345728 par value per share and 20,000,000 preference shares, $0.00064 par value per share (“Preference Shares”).  We have designated 5,000,000 shares of our Preference Shares as Series A Preference Shares and 2,000,000 shares of our Preference Shares as Series B Preference shares.  On January 8, 2008, we divided and increased our authorized ordinary share capital from 50,000,000 ordinary shares of $0.001 par value each to 78,125,000 ordinary shares of $0.00064 par value each by the division (split) of 50,000,000 ordinary shares of $0.001 par value each into 78,125,000 ordinary shares of $0.00064 par value each.  On January 8, 2008, we also divided and increased our authorized preference share capital from 1,000,000 Preference Shares of $0.001 par value each to 20,000,000 Preference Shares of $0.00064 par value by the division of 1,000,000 Preference Shares of $0.001 par value each into 1,562,500 Preference Shares of $0.00064 par value each, and the authorization of an additional 18,437,500 Preference Shares with a par value of $0.00064 each.  As a result of the split, our outstanding ordinary shares increased from 1,281,500 ordinary shares immediately prior to the share split to 2,002,691 ordinary shares immediately after the share split.  We did not have any Preference Shares outstanding at the time of the share split.

On May 14, 2010 we decreased our issued and outstanding shares by consolidating each 5.402 of our outstanding ordinary shares, par value $0.00064 per share into 1 ordinary share, par value $0.00345728 per share, resulting in 4,900,131 ordinary shares being issued and outstanding prior to the conversion of the Series B Preference shares.  On May 14, 2010 we also increased the number of authorized ordinary shares to 100,000,000 ordinary shares, par value $0.00345728 per share.

As of June 30, 2010, we had 21,133,481 ordinary shares, and no preference shares outstanding.

Ordinary Shares

Holders of our ordinary shares are entitled to one (1) vote for each ordinary share held at all meetings of shareholders (and written actions in lieu of meetings). Dividends may be declared and paid on our ordinary shares from funds lawfully available therefore as, if and when determined by our board of directors and subject to any preferential rights of any then outstanding Preference Shares. We currently do not intend to pay cash dividends on our ordinary shares. Upon the voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of our company, holders of ordinary shares will be entitled to receive all of our assets available for distribution to shareholders, subject to any preferential rights of any then outstanding Preference Shares. Our ordinary shares are not redeemable.

Preference Shares

Our board of directors is authorized to issue from time to time, subject to any limitation prescribed by law, without further shareholder approval, up to 20 million preference shares in one or more series. Preference shares will have such designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our Board, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. We have designated 5 million of our preference shares as Series A Preference Shares and 2 million of our Shares as Series B Preference Shares.  No preference shares are outstanding.

Registration Rights

In connection with the private placement of our ordinary shares in February 2010, we entered into a Registration Rights Agreement with our investors, pursuant to which we agreed that within sixty (60) calendar days of February 10, 2010, we would use our best efforts to file a registration statement with the SEC, on the appropriate form, covering the resale of the (i) the ordinary shares purchased by the investors, including ordinary shares underlying the warrants acquired by AAF, (ii) the ordinary shares underlying the Series B Preference Shares held in Escrow pursuant to the Make Good Agreement entered into in connection with our acquisition of Temhka, and (iii) any and all ordinary shares issued in respect of the foregoing as a result of stock splits, stock dividends, reclassifications, consolidation, recapitalizations, or other similar events.

We agreed to use our best efforts to (a) cause the registration statement to be declared effective within one hundred twenty days from the filing date, or, if not reviewed by the SEC, within three business days after the date on which the SEC informs the Company that the SEC will not review the registration statement, and (b) keep the registration statement continuously effective until such date as is the earlier of (i) the date when all the ordinary shares covered by such registration statement have been sold or (ii) the date on which the ordinary shares may be sold without any restriction pursuant to Rule 144.

In connection with our private offering of units of Series A Preference Shares and ordinary shares, we granted to the purchasers thereof “piggy-back” registration rights.   As long as no less than 30% of the ordinary shares included in the units remain issued and outstanding, and provided that such ordinary shares have not previously been registered for re-sale or are eligible for sale pursuant to Rule 144, the holders of such ordinary shares have the right to have such ordinary shares included in a registration statement that we file under the Securities Act.

Listing

Our ordinary shares are quoted on the OTC Bulletin Board under the symbol AEGZF.

Limitation of Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Securities Eligible for Future Sale

We have 21,133,481 ordinary shares outstanding. Of these shares, the 265,481 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our affiliates within the meaning of Rule 144 under the Securities Act. With the exception of 3,478 shares that were previously sold pursuant to this Registration Statement, all of the remaining 20,868,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.   Sales of our restricted securities may be made pursuant to Rule 144, provided we are current in our periodic reporting with the SEC.   Sales under Rule 144 are also limited in the case of sales by affiliates, by manner of sale provisions, volume limitations and notice requirements.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares covered by this prospectus on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions.  These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers/dealers to participate in sales. Broker-dealers may receive commissions from the selling shareholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares may be deemed "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.  Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any persons to distribute the ordinary shares.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of our ordinary shares being offered by this prospectus are being passed upon for us by Stuarts Walker Hersant Attorneys-at-Law, P.O. Box 2510, 4th Floor, 1 Cayman Financial Centre, 36A Dr. Roy's Drive, Grand Cayman KY1-1104, Cayman Islands.

EXPERTS

The audited financial statements of Temhka S.A., for the year ended December 31, 2009 included in the prospectus have been audited by Friedman, LLP an independent registered public accounting firm, to the extent and for the periods set forth in their respective reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting. The audited financial statements of Temhka S.A., for the year ended December 31, 2008 included in the prospectus have been audited by Bagell, Josephs, Levine & Company, L.L.C. an independent registered public accounting firm, to the extent and for the periods set forth in their respective reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the Securities and Exchange Commission’s (“SEC”) Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

We filed with the SEC a registration statement on Form S-1under the Securities Act for the ordinary shares to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the ordinary shares and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, NE, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

Index to Financial Statements

Hellenic Solutions Corporation
Unaudited Financial Statements

Condensed Consolidated Balance Sheets as of March 31, 2010 and December 31, 2009	F- 2

Condensed Consolidated Statements of Income for the three month periods ended March 31, 2010 and 2009	F- 3

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and 2009	F- 4

Notes to Consolidated Financial Statements	F-5

Stavros Mesazos Group of Companies (predecessor to Temhka S.A.)
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-12 - F- 13

Balance Sheets as of December 31, 2009 and 2008	F- 14

Statements of Operations for the years ended December 31, 2009 and 2008	F- 15

Statement of Shareholders’ Equity for years ended December 31, 2009 and 2008	F- 16

Statement of Cash Flows for the years ended December 31, 2009 and 2008	F- 17

Notes to Consolidated Financial Statements	F- 18

Hellenic Solutions Corporation

Condensed Consolidated Balance Sheets

	March 31, 2010	December 31, 2009
ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,345,890	$57,159
Cash held in escrow	750,000	--
Contract receivables	10,003,389	22,548,331
Other receivables	44,589	--
Costs in excess of billings	17,366,614	--
Prepaid Expenses	3,908,658	4,271,458
Other assets	6,080	--

Total current assets	33,425,220	26,876,948
LONG TERM ASSETS
Property, plant and equipment, net of accumulated depreciation	40,898	27,795
Total long term assets	40,898	27,795

Total assets	$33,466,118	$26,904,743
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Lines of credit	$8,028,013	$11,356,165
Due to suppliers	10,452,751	7,376,566
Accounts payable and accrued liabilities	657,536	129,709

Total current liabilities	19,138,300	18,862,440

LONG TERM LIABILITIES
Deferred taxes	1,027,444	569,674
Other liabilities	--	25,685
Total long term liabilities	1,027,444	595,359

Total liabilities	20,165,744	19,457,799
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preference shares, $0.00064 par value, 20,000,000 shares authorized, -0- issued and outstanding	--	--
Ordinary shares, $0.00345728 par value; 100,000,000 shares authorized; 21,133,481 and 17,538,964 issued and outstanding for March 31, 2010 and December 31, 2009, respectively	73,064	60,637
Additional paid in capital	4,299,226	41,696
Cumulative translation adjustment	(76,240)	125,914
Retained earnings	9,004,324	7,218,697
Total shareholders’ equity	13,300,374	7,446,944
Total liabilities and shareholders’ equity	$33,466,118	$26,904,743

See accompanying footnotes to condensed consolidated financial statements.

Hellenic Solutions Corporation

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009

Revenues	$17,366,614	$8,132,602
Cost of sales	(14,674,788)	(6,805,783)
Gross profit	2,691,826	1,326,819

Operating Expenses
Selling, general and administrative expenses	129,938	60,878
Total operating expenses	129,938	60,878

Income before other expenses	2,561,888	1,265,941

Other expenses
Interest expense	(176,718)	(648)
Total other expenses	(176,718)	(648)

Income before income taxes	2,385,170	1,265,293

Provision for income taxes	(599,543)	(316,323)

Net income	$1,785,627	$948,970

Net income per share – basic and diluted	$0.09	$0.05
Weighted average ordinary shares outstanding – basic and diluted	18,833,917	17,538,964

See accompanying footnotes to condensed consolidated financial statements.

Hellenic Solutions Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009
Cash flows from operating activities
Net income	$1,785,627	$948,970
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	--	37,196
Deferred income tax	501,520	(233,715)
Changes in operating assets and liabilities
Receivable from owner	--	9,793,605
Contracts receivable	12,544,942	17,530,520
Cost and estimated earnings in excess of billing	(17,366,614)	(8,516,213)
Prepaid expenses	362,800	431,843
Other current assets	(50,669)	--
Due to suppliers	3,076,185	(12,169,794)
Accrued liabilities	527,827	1,839,699
Other liabilities	(69,435)	(95,854)
Billings in excess of costs and estimated earnings	--	(447,938)
Net cash provided by (used in) operating activities	1,312,183	9,118,319

Cash flows from investing activities
(Purchase).Disposition of property, plant, & equipment	(13,103)	283,134
Net cash provided investing activities	(13,103)	283,134

Cash flows from financing activities
Net proceeds from issuance of equity	4,270,357	--
Net proceeds from (payments of) lines of credit	(3,328,152)	697,013
Increase in cash held in escrow	(750,000)	--
Distributions to owners	--	(2,080,077)
Net cash provided by (used in) financing activities	192,205	(1,383,064)

Net increase in cash and cash equivalents	1,491,285	8,018,389

Foreign exchange effect on changes in cash	(202,554)	--

Cash and cash equivalents at beginning of the period	57,159	987,417
Cash and cash equivalents at end of the period	$1,345,890	$9,005,806

Supplemental disclosures of cash flow information:
Interest paid	$1,474	$--
Income taxes paid	$71,509	$--

Supplemental schedule of investing and financing activities:
Assets acquired through issuance of shares:
Cash	$813,002
Prepaid expenses	180,546
Other assets	50,669
Property, plant and equipment	6,876
Accounts payable and other liabilities	(160,736)
Net assets acquired	$890,357

See accompanying footnotes to condensed consolidated financial statements.

Hellenic Solutions Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2010

(Unaudited)

NOTE 1 - Organization, Business and Operations

On March 10, 2006, Hellenic Solutions Corporation, formerly Aegean Earth and Marine Corporation, (“we”, “us”, “our” or the "Company"), was formed in the Cayman Islands with the objective to acquire, or merge with, a foreign operating business. On February 29, 2008, the Company acquired Aegean Earth S.A., a Greek company formed with the intention of operating in the construction and development sectors in Greece and the surrounding areas.

On February 1, 2010, the Company agreed to redeem for cash 450,000 of the Company’s Series A Preference Shares for $3.00 per share, or $1,350,000 in Cash.  The Company also agreed to convert 175,001 of its Series A Preference Shares for 194,374 of the Company’s Ordinary Shares.  As a result of these transactions, Access America Fund, LP, holder of all outstanding Series A Preference Shares as of February 1, 2010, agreed to cancel the remaining 350,000 Series A Preference Shares of the Company, resulting in no outstanding Series A Preference Shares.

On February 10, 2010, the Company sold in an initial closing of a private offering (the “Offering”), 1,666,667 Ordinary Shares and 1,666,667 warrants with a strike price of $3.00 per share for aggregate gross proceeds of $2,500,000.  On March 30, 2010, the Company completed its private offering through the issuance of an additional 1,333,334 and 1,333,334 warrants with a strike price of $3.00 per share for aggregate gross proceeds of $2,000,000.

On February 9, 2010 the Company entered into an Acquisition Agreement with Temhka S.A.(“Temhka”), a company organized under the laws of the Hellenic Republic and all the shareholders of Temhka pursuant to which the Company acquired all the issued and outstanding capital stock of Temhka from the Temhka shareholders solely in exchange for 1,623,333 Series B Preference Shares.   Each Series B Preference Share automatically converted into ten Ordinary Shares immediately subsequent to the reverse share split of 5.402 Ordinary Shares to 1 Ordinary Share and increase in the Company’s authorized ordinary shares.  Consequently, the Company acquired 100% of the issued and outstanding capital stock of Temhka, resulting in Temhka becoming a wholly owned subsidiary of the Company.  In conjunction with the acquisition, the Company issued a total of 400,000 ordinary shares for consulting services to a director of the Company and the Chief Executive Officer designate.

On May 14, 2010, the Company amended its Memorandum and Articles of Association to increase its authorized share capital from 78,125,000 Ordinary Shares to 100,000,000 Ordinary Shares.  In addition, our issued and outstanding Ordinary Shares were consolidated on a 1 for 5.402 basis so that each shareholder would receive 1,000 shares for each 5,402 shares previously held.  All share and per share data, give effect to this split and the automatic conversion of the Series B preference shares as discussed in the previous paragraph applied retroactively as if it occurred at the date of inception.  The Company also changed its corporate name to Hellenic Solutions Corporation.  The Company intends to file an application with FINRA to cause the reverse split and name change to be effected in the market.  Once FINRA has completed its review and effected the reverse split and name change in the market, every 5.402 of our Ordinary Shares will automatically be combined into 1 Ordinary Share and we will be issued a new symbol for Ordinary Shares to reflect the name change.

The acquisition was accounted for as a reverse merger under the purchase method of accounting since there was a change of control. Accordingly, Temhka, S.A. will be treated as the continuing entity for accounting purposes.

With these acquisitions, the Company is a leading engineering and construction firm that specializes in the design, construction, and outfitting of commercial, agricultural, and industrial facilities in Greece.  The Company provides a turnkey solution for companies that are looking to build new or upgrade existing facilities, including design of the building, assistance in procuring European Union or Greek government grants, when applicable, managing the construction, and the purchasing and installation of equipment.  The Company intends to become a consolidated provider of solutions for the agricultural industry, focusing on processing, packaging, and distributing agricultural products and providing turnkey solutions for agricultural facilities.

NOTE 2 - Summary of Significant Accounting Policies

Basis of Presentation

These condensed consolidated financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles in the United State of America, whereby revenues are recognized in the period earned and expenses when incurred. The condensed consolidated financial statements include the accounts of Aegean Earth S.A. and Tehmka S.A.  All material amounts have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Certain of the Company's accounting policies require higher degrees of judgment than others in their application. These include the recognition of revenue and earnings from construction contracts under the percentage of completion method, the valuation of long-term assets, and income taxes.  Management evaluates all of its estimates and judgments on an on-going basis.

Earnings per share

Historical net income per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) include additional dilution from ordinary share equivalents, such as warrants. Ordinary share equivalents were not included in the computation of diluted earnings per share, as the warrants were considered antidilutive for the periods presented.

Revenue Recognition

Construction

The Company's primary business is as a provider of engineering and contracting services to private sector companies and industry cooperatives. Credit risk with private owners is minimized because of the receipt of postdated checks and other liens throughout the construction progress until final cash payment has been secured.

Revenues are recognized on the percentage-of-completion method, which is based upon costs incurred as a percentage of total costs for each contract.

Revenues recognized in excess of amounts billed are recorded as a current asset under the caption “Costs and estimated earnings in excess of billings on uncompleted contracts.”  Billings in excess of revenues recognized are recorded as a current liability under the caption “Billings in excess of costs and estimated earnings on uncompleted contracts.”

Contract costs include all direct material, labor, subcontracting and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, equipment repairs and depreciation, insurance and payroll taxes. Administrative and general expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those changes arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount attributable to contract claims is included in revenues when realization is probable and the amount can be reliably estimated.  If it were to be estimated that an uncompleted contract would result in a loss, the entire amount of the loss would be accrued. The Company, as of December 31, 2009, had billed its clients for all of the work that had been performed to that date, leaving a zero balance due to the Company from all projects.

Architecture

The Company recognizes revenue from architectural and design services on the basis of the Company’s estimates of the percentage-of-completion of the underlying construction contracts or based on progress towards completion of design and other service agreements. A portion of the total contract price is recognized as revenue based on management’s estimate of the percentage-of-completion as compared to the total contract amount. Certain long-term contracts may extend over one or more years, and revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts become known. At the time a loss on a contract becomes known, the entire amount of the loss is accrued.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original or remaining maturities of three months or less at the time of purchase to be cash equivalents.  The Company has concentrated its risk for cash by maintaining deposits in foreign bank accounts, which are insured by the Greek Government up to a limit of €100,000 (approximately $134,790 as of March 31, 2010) per account holder, regardless of which bank is the depository. Uninsured bank deposits as of March 31, 2010 and December 31, 2009 were $1,148,473 and $0, respectively.

Pursuant to the Securities Purchase Agreement dated February 10, 2010, the Company put $750,000 in escrow to be released upon meeting certain requirements for the appointment of directors and an investor relations firm.  This is classified on the balance sheet as cash held in escrow.

Contracts Receivable

Contract receivables are primarily concentrated with private companies located throughout Greece. Credit terms for payment of products and services are extended to customers in the normal course of business and no interest is charged. The Company often accepts various forms of collateral including postdated checks, and can follow the practice of filing statutory liens or stop notices on all construction projects when collection problems are anticipated. The Company uses the allowance method of accounting for losses from uncollectible accounts. Under this method an allowance is provided based upon historical experience and management's evaluation of outstanding contract receivables at the end of each year. Because of the short-term nature of the projects and the frequent collection of collateral in the form of postdated checks from the customer, receivables are rarely deemed uncollectible.

Retainage

The Company does not have retention provisions in its present operations since all contracts are pre-approved in the governmental grant program, if applicable, and are fixed price contracts.  Any change orders upward are paid in advance by the client and change orders downward cause a credit to the client’s contractual balance.

Foreign currency translation and other comprehensive income

The functional currency of the Company is the Euro. For financial reporting purposes, Euros have been translated into United States Dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing for the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Translation adjustments arising from fluctuations in exchange rates from period to period are included as a component of shareholders’ equity in accumulated other comprehensive income.

Property, Plant and Equipment

Property, plant and equipment is stated at cost.  Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally ten to thirty years.  Maintenance and repairs are charged to expense as incurred

Deferred Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Fair Value of Financial Instruments

Our financial instruments consist of contract receivables, prepayments, deposits, short term borrowings, and accounts due to suppliers. We believe the fair value of these items reflect their carrying amounts, primarily due to the short term nature of these instruments.

In 2007, the FASB issued new guidance relating to the measurement and disclosure of financial assets and liabilities.  This guidance established a framework for measuring fair value in GAAP and clarified the definition of fair value within that framework. This guidance does not require assets and liabilities that were previously recorded at cost to be recorded at fair value or for assets and liabilities that are already required to be disclosed at fair value. This guidance introduced, or reiterated, a number of key concepts which form the foundation of the fair value measurement approach to be used for financial reporting purposes. The fair value of the Company’s financial instruments reflects the amounts that the Company estimates to receive in connection with the sale of an asset or paid in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). This guidance also established a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels:

Level 1—quoted prices in active markets for identical assets and liabilities.

Level 2—observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3—unobservable inputs.

The adoption of this guidance did not have an effect on the Company’s financial condition or results of operations, but this guidance introduced new disclosures about how we value certain assets and liabilities. Much of the disclosure is focused on the inputs used to measure fair value, particularly in instances where the measurement uses significant unobservable (Level 3) inputs. As of March 31, 2010 and December 31, 2009, the Company’s book value of its financial assets and liabilities approximated fair value due to the current nature of these assets and liabilities.

NOTE 3 – Contract Receivables

Contract receivables are summarized as follows:

March 31 2010

Completed Contracts	$--
Contracts in Progress	10,003,389
Total	$10,003,389

Collateralized receivables are receivables from customers in which payment has already been secured through the issuance of a post dated check by the customer that is held by the Company until the work has been completed and payment agreed to.  These checks are either held in banks or by the Company directly.  The amount of receivables above that were collateralized at March 31, 2010 was $ 15,035,837.

NOTE 4 – Costs and Estimated Earnings on Uncompleted Contracts

March 31, 2010

Costs incurred on uncompleted contracts	$14,674,788
Estimated earnings	2,691,826
Total	17,366,614
Less: Billings to date	--
Total	$17,366,614
Included in balance sheet under following captions:
Costs and estimated earnings in excess of billings	$17,366,614
Billings in excess of costs and estimated earnings	--

Total	$17,366,614

At December 31, 2009, the Company had billed all of its costs and estimated earnings that it had calculated based on the percentage of completion method.  The Company has not done any billings for the quarter ended March 31, 2010.  Costs and estimated earnings in excess of billings on the balance sheet also reflect activity prior to the Company’s acquisition at February 9, 2010.

NOTE 5 – Lines of Credit

All loans, although in the names of the Company, are guaranteed by the checks issued by the client and / or its principal shareholder or owner.  Amounts below are shown in dollars, but each loan is denominated in Euro.  Each line is used for general project purposes.  Amounts in the credit lines are due upon completion of the corresponding project and payment from the client.  The loans are set forth below:

Bank	Interest Rate	March 31, 2010
PROBANK	8.50%	$641,268
ALPHA BANK	8.50%	831,804
ALPHA BANK	8.50%	1,098,578
NATIONAL BANK OF GREECE	8.50%	60,366
PANELLINIA BANK	8.60%	3,852,491
HELLENIC BANK	11.30%	790,976
MILLENIUM BANK	8.10%	752,530
Total		$8,028,013

The Company utilizes post-dated checks received from customers as collateral for these credit lines.  The Banks have historically lent 70%-90% of the face value of these post-dated checks to the Company through these credit lines.  As of March 31, 2010, the value of collateral held by the banks was $15,035,837. The Company is currently evaluating its lines of credit due to the reorganization.  The loans are evaluated on a semi-annual basis by the banks and are renewed if necessary.

NOTE 6 - Income Taxes and Deferred Tax Asset/Liability

Hellenic Solutions Corporation was registered as an Exempted Company in the Cayman Islands, and therefore, is not subject to Cayman Island income taxes for 20 years from the Date of Inception.  While the Company has no intention of conducting any business activities in the United States, the Company would be subject to United States income taxes based on such activities that would occur in the United States.  The Company’s wholly owned subsidiaries, Aegean Earth S.A. and Temhka S.A. are subject to income and other taxes in Greece.  The statutory corporate income tax rate in Greece is 25%.

The Company accounts for income taxes using the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The provision for taxes on net income consists of the following:

	March 31, 2010	March 31, 2009
Current	$115,793	$56,938
Deferred	483,750	259,385
Total	$599,543	$316,323

Deferred taxes as of March 31, 2010 were primarily due to the requirement of using the completed contract method for calculating current income taxes in Greece.

NOTE 7 - Concentrations

Customers

The following table shows contract revenues generated by the Company’s customers that accounted for more than 10% of revenues for a particular year

Amounts in USD	March 31 , 2010
	Revenues	% of Revenues
ANAPAROGOGIKI IPEIROU SA	$3,360,447	31.56%
ATI S.A.	$1,991,376	18.70%
AIFANTI BROS SA	$1,355,242	12.73%
S. PAPAGIANNIS SA	$1,272,268	11.95%

Most, if not all, of the Company’s customers rely heavily on the EU Grant program as a significant amount of their financing for the projects undertaken by the Company in any given year.  In 2010 and 2009, all of the Company’s customers received grant assistance from the EU for up to 50% of the project’s cost.  Also, all of the Company’s customers to date have been located in Greece.

Political and economic risk

The Greek economy has been characterized by heavy government spending, a bloated public sector, rigid labor rules and an overly generous pension system. Efforts by the government to effect structural reforms have often faced opposition from Greece’s powerful labor unions and the general public. Public debt, inflation and unemployment have been above the average for European Union member states. Greece is a major beneficiary of European Union aid and any reduction in such aid could adversely affect its economy. Greece is prone to severe earthquakes, which have the potential to disrupt its economy. Greece’s economy is dependent on the economies of other European nations. Many of these countries are members of the European Union and are member states of the Economic and Monetary Union of the European Union (“EMU”). The member states of the European Union and EMU are heavily dependent on each other economically and politically.

The state of the political and economic environment in Greece significantly affects our performance as well as the market price of our ordinary shares.  Consequently, an economic slowdown, a deterioration of conditions in Greece or other adverse changes affecting the Greek economy or the economies of other member states of the European Union could adversely impact our business, financial condition, cash flows and results of operations. Moreover, the political environment both in Greece and in other countries in which we operate may be adversely affected by events outside our control, such as changes in government policies, European Union directives, political instability or military action affecting Europe and/or other areas abroad and taxation and other political, economic or social developments in or affecting Greece and other European Union member states.

NOTE 8 – Subsequent Events

On May 14, 2010, the Company amended its Memorandum and Articles of Association to increase its authorized share capital from 78,125,000 Ordinary Shares to 100,000,000 Ordinary Shares.  In addition, our issued and outstanding Ordinary Shares were consolidated on a 1 for 5.402 basis so that each shareholder would receive 1,000 shares for each 5,402 shares previously held.  All share and per share data, give effect to this split and the automatic conversion of the Series B preference shares applied retroactively as if it occurred at the date of inception.  The Company also changed its corporate name to Hellenic Solutions Corporation.  The Company intends to file an application with FINRA to cause the reverse split and name change to be effected in the market.  Once FINRA has completed its review and effected the reverse split and name change in the market, every 5.402 of our Ordinary Shares will automatically be combined into 1 Ordinary Share and we will be issued a new symbol for Ordinary Shares to reflect the name change.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Stavros Mesazos Group Companies

We have audited the accompanying consolidated balance sheets of the Stavros Mesazos Group of Companies as of December 31, 2009, and the related consolidated statements of income, shareholders’ equity and accumulated other comprehensive income, and cash flows for the year ended December 31, 2009. The Stavros Mesazos Group of Companies’ management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statement of Stavros Mesazos Group of Companies as of December 31, 2008 and for the two years in the period ended December 31, 2008 were audited by the other auditors who have ceased operations. The auditors expressed an unqualified opinion on those financial statements, dated December 22, 2009.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The companies are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Stavros Mesazos Group of Companies as of December 31, 2009 and the results of its operations and its cash flows for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman, LLP

Friedman, LLP

Marlton, NJ 08053

April 29, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Stavros Mesazos Group of Companies

We have audited the accompanying combined balance sheets of the Stavros Mesazos Group of Companies as of December 31, 2008, and the related combined statements of income, shareholders’ equity and accumulated other comprehensive income, and cash flows for the year ended December 31, 2008. The Stavros Mesazos Group of Companies’ management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The companies are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Stavros Mesazos Group of Companies as of December 31, 2008, and the results of its operations and its cash flows for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Bagell, Josephs, Levine & Company, L.L.C.

Bagell, Josephs, Levine & Company, L.L.C.

December 22, 2009

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

STAVROS MESAZOS GROUP OF COMPANIES

BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

ASSETS
	2009	2008
CURRENT ASSETS
Cash and cash equivalents	$57,159	$987,417
Receivable from owner	-	9,793,605
Contract receivables	22,548,331	24,271,953
Cost and estimated earnings in excess of billings	-	386,311
Prepaid taxes and expenses	4,271,458	1,452,801
TOTAL CURRENT ASSETS	26,876,948	36,892,087

PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment, net	27,795	383,861

TOTAL ASSETS	$26,904,743	$37,275,948

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Lines of credit	$11,356,165	$9,793,605
Due to suppliers	7,376,566	23,179,868
Accounts payable and other accrued expenses	129,709	972,640
Billings in excess of costs and estimated earnings	-	447,938
TOTAL CURRENT LIABILITIES	18,862,440	34,394,051

OTHER LIABILITIES
Deferred taxes	569,674	572,633
Other liabilities	25,685	95,854
TOTAL OTHER LIABILITIES	595,359	668,487

TOTAL LIABILITIES	19,457,799	35,062,538

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY
Owner’s capital	102,333	102,333
Accumulated other comprehensive income (loss)	125,914	(115,843)
Retained earnings	7,218,697	2,226,920
TOTAL SHAREHOLDERS' EQUITY	7,446,944	2,213,410

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$26,904,743	$37,275,948

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

STAVROS MESAZOS GROUP OF COMPANIES

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

REVENUE	$34,990,864	$61,965,224
COST OF REVENUE	(29,490,537)	(54,341,895)

GROSS PROFIT	5,500,327	7,623,329

OPERATING EXPENSES
Selling, general and administrative expenses	906,860	1,306,282
INCOME FROM OPERATIONS	4,593,467	6,317,047

OTHER EXPENSES
Interest expense	710,738	1,161,975
INCOME BEFORE PROVISION
FOR INCOME TAXES	3,882,729	5,155,072

PROVISION FOR INCOME TAXES	698,891	1,164,632

NET INCOME	$3,183,838	$3,990,440

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

STAVROS MESAZOS GROUP OF COMPANIES

STATEMENT OF SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Owners' Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance as of December 31, 2007	$60,582	$1,261,848	$180,759	$1,503,189

Distributions		(3,025,368)		(3,025,368

Contributions	41,751			41,751

Comprehensive income:
Net income for the year ended December 31, 2008		3,990,440		3,990,440
Foreign currency translation adjustment, net of taxes of $-0-			(296,602)	(296,602

Total Comprehensive Income	-	-	-	3,693,838

Balance as of December 31, 2008	$102,333	$2,226,920	$(115,843)	$2,213,410

Distributions		(16,985,367)		(16,985,367

Contributions		18,793,306		18,793,306

Comprehensive income:
Net income for the year ended December 31, 2009		3,183,838		3,183,838
Foreign currency translation adjustment, net of taxes of $-0-			241,757	241,757

Total Comprehensive Income	-	-	-	3,425,595

Balance as of December 31, 2009	$102,333	$7,218,697	$125,914	$7,446,944

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

STAVROS MESAZOS GROUP OF COMPANIES

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,183,838	$3,990,440
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation	72,932	34,540
Deferred income taxes	56,089	207,325
Foreign exchange effect	241,757	(57,045)
Changes in operating assets and liabilities
Receivable from owner	9,793,605	-
Contract receivables	1,723,622	(22,647,639)
Costs in excess of billings	386,311	65,129
Prepaid taxes and expenses	(2,818,657)	2,329,592
Due to suppliers	(23,179,868)	17,754,261
Accrued liabilities	6,404,418	692,747
Billings in excess of costs and estimated earnings	(447,938)	(1,296,008)
Net cash provided by (used in) operating activities	(4,583,891)	1,073,342

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	283,134	-
Purchase of property, plant and equipment	-	(44,582)
Net cash provided by (used in) investing activities	283,134	(44,582)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of equity	-	44,123
Net proceeds from lines of credit	1,562,560	29,468,959
Repayment of loans	-	(27,404,827)
Contributions from owners	18,793,306	-
Distributions to owners	(16,985,367)	(3,197,235)
Net cash provided by (used in) financing activities	3,370,499	(1,088,980)

NET DECREASE IN CASH	(930,258)	(60,220)

CASH - BEGINNING OF YEAR	987,417	1,047,637

CASH - END OF YEAR	$57,159	987,417

Supplemental disclosures of cash flow information:
Interest paid	$706,197	$1,161,975
Income taxes paid	$125,108	$650,892

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

1.

Summary of Business and Significant Accounting Policies

Basis of Presentation

Stavros Mesazos Group of Companies (“SM” or “the Company”) a group of construction entities domiciled in Greece and controlled by Stavros X. Mesazos, is a leading engineering and construction firm that specializes in the design, construction, and outfitting of commercial, agricultural, and industrial facilities in Greece. SM provides a turnkey solution for companies that are looking to build new or upgrade existing facilities, including design of the building, assistance in procuring European Union or Greek government grants, when applicable, managing the construction, and the purchasing and installation of equipment.

Basis of Consolidation

These projects have been undertaken by three companies: “STAVROS MESAZOS,” a personal company, “STAVROS X. MESAZOS & SIA E.E.” and “MESAZOS STAVROS & SIA E.E.” These three entities comprise the “STAVROS MESAZOS GROUP OF COMPANIES.” These entities are consolidated in these financial statements for the years ended December 31, 2009 and 2008 as though they were one entity. All of the companies historically operated as separate entities, and there were no intercompany transactions between the entities. The financial statements for the period reflect those operations. During early 2010 a new company called Tehmka, S.A. was formed and all contracts were assigned to this company.

In both E.E.s that operated in 2008, we were not owned by shareholders, but by percentage interests as in a partnership. In Stavros X. Mesazos & SIA E.E., Stavros X. Mesazos is the beneficial owner of forty percent (40%) of the interests and his two sons, Haris Mesazos and Konstantinos Mesazos each own thirty percent (30%). In the Mesazos Stavros & SIA E.E., Stavros X. Mesazos is the beneficial owner of twenty percent (20%) of the interests and his two sons, Haris Mesazos and Konstantinos Mesazos each own forty percent (40%). In the personal entity, Stavros X. Mesazos is the sole entity as it is a personal operation, as in a sole proprietorship. In all entities, Stavros X. Mesazos holds all of the voting rights of the interests.

In 2008, each of the shareholders of Stavros X. Mesazos & SIA E.E. contributed a total of $41,751 (30,000 Euro) in proportion to their ownership interests to increase the regulatory capital of the Company.

In 2009, the shareholders of Mesazos Stavros & SIA E.E. did not need to contribute to increase the regulatory capital of the Company.

During early 2010 a new company called Tehmka, S.A. was formed and all contracts were assigned to this company.

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain of the Company's accounting policies require higher degrees of judgment than others in their application. These include the recognition of revenue and earnings from construction contracts under the percentage of completion method, the valuation of long-term assets, and income taxes. Management evaluates all of its estimates and judgments on an on-going basis.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Revenue Recognition

Construction

The Company's primary business is as a provider of engineering and contracting services to private sector companies and industry cooperatives. Credit risk with private owners is minimized because of the receipt of postdated checks and other liens throughout the construction progress until final cash payment has been secured.

Revenues are recognized on the percentage-of-completion method, measured by the ratio of costs incurred up to a given date to estimated total costs for each contract.

Contract costs include all direct material, labor, subcontracting and other costs and those indirect costs related to contract performance, such as indirect salaries and wages, equipment repairs and depreciation, insurance and payroll taxes. Administrative and general expenses are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those changes arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. An amount attributable to contract claims is included in revenues when realization is probable and the amount can be reliably estimated. Cost and estimated earnings in excess of billings included $0 and $386,311 at December 31, 2009 and 2008, for contract claims not yet billed to the customer. The zero amount for 2009 was the result of billings equaling work performed as of December 31, 2009. The Company, as of December 31, 2009, had billed its clients for all of the work that had been performed to that date, leaving a zero balance due to the Company from all projects. The Company generally provides a twelve (12) month warranty for workmanship under its contracts. Warranty claims historically have been insignificant.

Architecture

The Company recognizes revenue from architectural and design services on the basis of the Company’s estimates of the percentage-of-completion of the underlying construction contracts or based on progress towards completion of design and other service agreements. A portion of the total contract price is recognized as revenue based on management’s estimate of the percentage-of-completion as compared to the total contract amount. Certain long-term contracts may extend over one or more years, and revisions in cost and profit estimates during the course of the work are reflected in the period in which the facts become known. At the time a loss on a contract becomes known, the entire amount of the loss is accrued.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original or remaining maturities of three months or less at the time of purchase to be cash equivalents. The Company has concentrated its risk for cash by maintaining deposits in foreign bank accounts, which are insured by the Greek Government up to a limit of €100,000 per account holder, regardless of which bank is the depository. Uninsured bank deposits as of December 31, 2009 and December 31, 2008 were $0 and $848,287.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Contracts Receivable

Contract receivables are primarily concentrated with private companies located throughout Greece. Credit terms for payment of products and services are extended to customers in the normal course of business and no interest is charged. The Company often accepts various forms of collateral including postdated checks, and can follow the practice of filing statutory liens or stop notices on all construction projects when collection problems are anticipated. The Company uses the allowance method of accounting for losses from uncollectible accounts. Under this method an allowance is provided based upon historical experience and management's evaluation of outstanding contract receivables at the end of each year. Because of the short-term nature of the projects and the frequent collection of collateral in the form of postdated checks from the customer, receivables are rarely deemed uncollectible.

Retainage

The Company does not have retention provisions in its present operations since all contracts are pre-approved in the governmental grant program, if applicable, and are fixed price contracts. Any change orders upward are paid in advance by the client and change orders downward cause a credit to the client’s contractual balance.

Foreign currency translation and other comprehensive income

The functional currency of the Company is the Euro. For financial reporting purposes, Euros have been translated into United States Dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Income statement accounts are translated at the average rate of exchange prevailing for the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Translation adjustments arising from fluctuations in exchange rates from period to period are included as a component of shareholders’ equity in accumulated other comprehensive income.

Property, plant and Equipment

Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally ten to thirty years. Maintenance and repairs are charged to expense as incurred.

Deferred Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. The Company has recorded a valuation allowance offsetting the deferred tax assets as realization of these assets has not been determined to be more likely than not.

Fair Value of Financial Instruments

Our financial instruments consist of cash, contract receivables, prepayments, deposits, short term borrowings, and accounts due to suppliers. We believe the fair value of these items reflect their carrying amounts, primarily due to the short term nature of these instruments.

In 2007, the FASB issued new guidance relating to the measurement and disclosure of financial assets and liabilities. This guidance established a framework for measuring fair value in GAAP and clarified the definition of fair value within that framework. This guidance does not require assets and liabilities that were previously recorded at cost to be recorded at fair value or for assets and liabilities that are already required to be disclosed at fair value, This guidance introduced, or reiterated, a number of key concepts which form the foundation of the fair value measurement approach to be used for financial reporting purposes. The fair value of the Company’s financial instruments reflects the amounts that the Company estimates to receive in connection with the sale of an asset or paid in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). This guidance also established a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels:

Level 1—quoted prices in active markets for identical assets and liabilities.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Level 2—observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3—unobservable inputs.

The adoption of this guidance did not have an effect on the Company’s financial condition or results of operations, but this guidance introduced new disclosures about how we value certain assets and liabilities. Much of the disclosure is focused on the inputs used to measure fair value, particularly in instances where the measurement uses significant unobservable (Level 3) inputs. As of December 31, 2009 and December 31, 2008, the Company did not have financial assets or liabilities that would require measurement on a recurring basis based on this guidance.

Recently Issued Accounting Pronouncements

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (ASC 855, Subsequent Events) “ASC 855”. ACS 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, ASC 855 provides (a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The Company adopted ASC 855 in the second quarter of 2009. The adoption did not materially impact the Company. We considered all subsequent events through April 19, 2010, the date the financial statements were available to be issued.

In June 2009, FASB issued SFAS No.168, FASB Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162 (ASC 105, Generally Accepted Accounting Principles) “ASC 105”, which states that the FASB Accounting Standards CodificationTM (Codification) will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The codification is effective for these third quarter financial statements and the principal impact is limited to disclosures as all future references to authoritative literature will be reference in accordance with the codification.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value. This ASU provides amendments for fair value measurements of liabilities. It provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more techniques. ASU 2009-05 also clarifies that when estimating a fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance or fourth quarter 2009. The Company is assessing the impact of ASU 2009-05 on our financial condition, results of operations, and disclosures. The implementation of the fair value guidance for nonfinancial assets and nonfinancial liabilities, effective January 1, 2009, did not have a material impact on our consolidated financial position and results of operations.

In October 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. The Company is currently assessing the impact (if any) on its consolidated financial position and results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows. The Company considered all subsequent events through April 30, 2010, the date the financial statements were available to be issued.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Subsequent Events

In May 2009, the FASB issued FASB ASC 855-10, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The Company adopted FASB ASC 855-10 effective April 1, 2009 and has evaluated subsequent events after the balance sheet date of December 31, 2009 through the date the financial statements were issued.

Earnings per Share

The Company does not have shares and therefore does not report earnings per share.

2.

Contract Receivables

Contract receivables are summarized as follows:

	December 31, 2009	December 31, 2008

Completed Contracts	$303,014	$22,127,603
Contracts in Progress	22,245,317	2,144,350
Total	$22,548,331	$24,271,953

Collateralized receivables are receivables from customers in which payment has already been secured through the issuance of a check by the customer that is held by the Company until the work has been completed and payment agreed to. The amount of receivables above that were collateralized by checks issued by customers at December 31, 2009 and December 31, 2008, respectively, were $ 13,549,315 and $20,006,507.

The Company uses the allowance method of accounting for losses from uncollectible accounts. Under this method, an allowance is provided based upon historical experience and management's evaluation of outstanding contract receivables at the end of each year. Because of the short-term nature of the projects and the frequent collection of collateral in the form of postdated checks from the customer, receivables are rarely deemed uncollectible. During 2009 and 2008, the Company did not designate any receivables as uncollectable.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

3.

Costs and Estimated Earnings in Excess of Billings / Billings in Excess of Costs and Estimated Earnings

	December 31, 2009	December 31, 2008

Costs incurred on uncompleted contracts	$25,162,815	$7,123,683
Estimated earnings	4,699,353	1,026,126
Total	29,162,168	8,149,809
Less: Billings to date	(29,162,168)	(8,182,660)
Total	$--	$(32,851)
Included in balance sheet under following captions:
Costs and estimated earnings in excess of billings	$--	$386,311
Billings in excess of costs and estimated earnings	--	(447,938)
Foreign currency effect	--	28,776
Total	$--	$(32,851)

At December 31, 2009, the Company had billed all of its costs and estimated earnings that it had calculated based on the percentage of completion method.

4.

Prepaid taxes and expenses

Prepaid taxes and expenses represent deposits made to suppliers and subcontractors for equipment or services to be rendered in connection with the contracts. During 2008 there were amounts paid in excess of the current Value Added Tax due. During 2009 these amounts were used.

5.

Due to Suppliers

Due to Suppliers represents accounts payable to third parties primarily for equipment due on demand without interest. These amounts were repaid in 2009.

6.

 Lines of Credit

Lines of credit consist of the following loan amounts per bank. All loans, although in the names of one of the Stavros Mesazos Group of Companies, are guaranteed by the checks issued by the client and / or its principal shareholder or owner. Amounts below are shown in dollars, but each loan is denominated in Euro. Each line is used for general project purposes. The loans are set forth below.

Bank	Interest Rate	December 31, 2009	December 31, 2008

Probank	8.50%	852,422	$640,736
Alpha Bank	8.50%	3,311,788	1,973,453
Alpha Bank	8.50%	-0-	2,379,353
National Bank of Greece	8.50%	62,885	445,684
Panellina Bank	8.60%	5,071,694	2,158,802
Elliniki Bank	11.30%	968,040	1,058,913
Millenium Bank	8.10%	1,089,336	1,136,664
Total		$11,356,165	$9,793,605

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

The Company utilizes post-dated checks received from customers as collateral for these credit lines. The Banks have historically lent 70%-90% of the face value of these post-dated checks to the Company through these credit lines. As of December 31, 2009 and December 31, 2008, respectively, the value of collateral held by the banks was $13,549,314 and $19,403,775.

7.

Income Taxes

Income taxes are calculated using the two methods under the Greek taxation statutes. For individuals, there is a scaled tax rate ranging from 0% to 40% maximum rate on all income over €45,000. The individual rate applies to the personal company that is consolidated in these financials. The rate for the other two entities comprising the Company is at a constant twenty percent (20%).

The Company, as a result of its method of operation, whereby it is constructing facilities under the EU grant program and the National Development Fund, is continually audited by the Greek government and by representatives of the EU. The relevant audits are conducted by auditors from the Ministry of Economics, the Ministry of Development, the Ministry of Agriculture, the Ministry of Public Works, the Ministry of Environment and the Greek Tax Authority. In the latter case of the Greek Tax Authority, the audits are ongoing and cover the areas of Value Added Tax rebatements and payments, income tax due or due for a refund to the Company. The Company has just completed in October 2009, a complete review of its operations by the Greek Tax Authority and is due for a rebate that is presently being calculated by the Tax Authority. We do not believe that such a refund will materially impact our financial results.

The provision for taxes consists of the following:

	December 31, 2009	December 31, 2008
Current	$129,217	$591,999
Deferred	569,674	572,633
Total	$698,891	$1,164,632

Deferred taxes as of December 31, 2009 and December 31, 2008 were almost entirely due to the requirement of using the completed contract method for calculating current income taxes in Greece, which results in a net loss for the periods ended December 31, 2009 and 2008 on a tax basis.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

8.

Administrative Expenses

	December 31, 2009	December 31, 2008
Indirect labor expenses	$156,835	$354,860
Utilities	16,737	68,731
Office's rents	10,300	34,502
Taxes and duties paid	32,902	100,656
Stationery and other relevant expenses	6,600	8,616
Transportation expenses	22,080	248,989
Advertising expenses	-	2,361
Various expenses	4,475	85,337
Executive Salary	584,449	367,690
Depreciation	72,932	34,540
Total	$906,860	$1,306,282

9.

Commitments and Contingencies

Employment Agreements

Stavros X. Mesazos and certain other officers of the Company and its subsidiaries have employment agreements executed in February 2010 which provide for payments of annual salary, deferred salary, incentive bonuses and certain benefits if their employment is terminated without cause.

Self-Insurance Product and Workmanship Liability and Personal Injury for Company and Projects

As is customary in Greece, the Company does not provide health insurance for its employees. We do contribute for each employee monthly into the Government Social Security and Pension Program, referred to as IKA, an amount each month that is tied to each employee’s wage or salary.

The Company carries required risk liability and property damage insurance on its operations and personnel. For each project, we carry property damage, bodily injury and completion coverage for the project operations and the assigned personnel. Our liability coverage is without limitation and includes insurance against any criminal actions on the part of our employees during the course of their employment. There are no deductibles on any risk that we have insured. All insurance coverage is apportioned across the market and is awarded based upon ratings and rates of the respective insurers.

Litigation

None pending.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Purchase Commitments

To manage the risk of changes in material prices and subcontracting costs used preparing the applications for grant submittals and for the construction contracts, we obtain firm quotations from suppliers and subcontractors before submitting an application. These quotations typically do not include any quantity guarantees. As soon as we are advised that our proposal is accepted, we enter into firm contracts with our material suppliers and sub-contractors, thereby mitigating the risk of future price variations affecting the contract costs.

10.

Related Party Transactions

During the course of business, the Company’s principal owner, Stavros Mesazos, withdrew money from the Company to facilitate the financing of some of its customers. These receivables were non-interest bearing and did not have a stated due date. As of December 31, 2009, these receivables had been settled and these obligations no longer existed. As of December 31, 2008 these receivables totaled $9,793,605. Mr. Mesazos also withdrew $16,985,367 and $3,025,368 in 2009 and 2008, in the form of owner draws, and contributed $18,793,306 to the Company during 2009.

During 2008, the Company began leasing its headquarters from its principal owner at a rate of $36,500 per year. The Company determined that this rate was at market value.

11.

Concentrations

Customers

The following table shows contract revenues generated by the Company’s customers that accounted for more than 10% of revenues for a particular year

	December 31, 2009		December 31, 2008
	Revenues	% of Revenues	Revenues	% of Revenues
ATI S.A.	$9,970,135	27.6%	$7,020,066	11.3%
ΒΙΟΜΗΧΑΝΙΚΑ ΣΦΑΓΕΙΑ ΑΧΕΛΩΟΥ ΑΕ	4,580,666	12.7%	*	*
SOVIMO HELLAS ΑΕ	3,977,431	11.0%	*	*
KATERSIGMENI PAPATA S.A.	*	*	8,681,237	14.0%

* Represents less than 10% of the revenue for a particular year.

Most, if not all, of the Company’s customers rely heavily on the EU Grant program as a significant amount of their financing for the projects undertaken by the Company in any given year. In 2009 and 2008, all of the Company’s customers received some sort of grant from the EU for up to 50% of the project’s cost. Also, all of the Company’s customers to date have been located in the country of Greece.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

12.

Subsequent Events

In October 2009, the Company entered into an agreement to combine with Aegean Earth & Marine Corporation, a Cayman Island company, in an interest for interest exchange in which all of the Company’s interests would be exchanged for ordinary shares of Aegean Earth & Marine Corporation. This transaction, which closed in February, 2010 and was reported on Form 8-K on February 16, 2010, results in the Company owning a controlling interest in Aegean Earth & Marine Corporation. Pursuant to this transaction, the combined company received $4.5 million in equity financing from outside investors.

During 2010 as a part of the transaction with Aegean Earth & Marine Corporation a new Company, Temhka, S.A. was formed. All contracts and activities have been assigned to this Company going forward.

These financial statements have been translated using the exchange rates at and for the period ended December 31, 2009. Due to decreasing exchange rates the balances would be different if converted today.

STAVROS MESAZOS GROUP OF COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

HELLENIC SOLUTIONS CORPORATION 265,481 ORDINARY SHARES ____________________ PROSPECTUS ____________________

Dealer Prospectus Delivery Obligation

Until [August [40 days], 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Aegean Earth and Marine Corporation. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$170.00
Printing and Engraving Expenses	2,500.00
Accounting Fees and Expenses	15,000.00
Legal Fees and Expenses	50,000.00
Miscellaneous	2,500.00

Total	$70,170.00

ITEM 14.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Our memorandum and articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Memorandum and Articles of Association, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.

RECENT SALES OF UNREGISTERED SECURITIES

2010

In connection with the Company’s acquisition of Temhka S.A. in February 2010 (the “Temhka Acquisition”), the Company issued 1,623,333 Series B Preference Shares to the Temhka S.A. shareholders in exchange for their Temhka S.A. capital stock.  The Series B Preference Shares issued in the Temhka Acquisition were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.  The Company made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Simultaneous with the closing of the Temhka Acquisition, in February 2010, the Company sold in a private offering (the “February 2010 Offering”) to Access America Fund 1,666,667 ordinary shares and warrants to purchase up to an additional 1,666,667 ordinary shares for an aggregate purchase price of $2.5 million.   Each warrant is exercisable for 5 years at a price of $1.50 per ordinary share. The ordinary shares and warrants sold in the February 2010 Offering were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.  The Company made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.  No underwriting discounts or commissions were paid with respect to the February 2010 Offering.

In March 2010, the Company sold in a private offering (the “March 2010 Offering”) 1,333,334 ordinary shares and warrants to purchase up to an additional 1,333,334 ordinary shares to accredited investors for an aggregate purchase price of $2.0 million.   Each

warrant is exercisable for 5 years at a price of $1.50 per ordinary share. The ordinary shares and warrants sold in the March 2010 Offering were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.  The Company made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.  No underwriting discounts or commissions were paid with respect to the March 2010 Offering.

2008

On July 11, 2008, the Company sold in a private offering 50,000 (9,256 after adjusting for all splits and combinations) ordinary shares and 50,000 Series A Preference Shares to Access America Fund, LLP (“AAF”), the owner of approximately 71% of our outstanding ordinary shares, for aggregate gross proceeds of approximately $150,000.  The ordinary shares and Series A Preference Shares were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.  We made this determination based on the representations of AAF which included, in pertinent part, that it was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that it was acquiring such securities for investment purposes for its own account and not as nominee or agent, and not with a view to the resale or distribution, and that AAF understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. No underwriting discounts or commissions were paid with respect to the sale of the ordinary and Series A Preference Shares.

In connection with the Company’s acquisition (the “Acquisition”) of Aegean Earth S.A., in February 2008, the Company issued 500,000 (92,559 after adjusting for all splits and combinations) ordinary shares to the Aegean Earth Shareholders in exchange for their Aegean Earth capital stock.  The ordinary shares issued in the Acquisition were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.  We made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Simultaneous with the closing of the Acquisition, in February 2008, the Company sold in a private offering (the “February Offering”) three thousand eight hundred and sixty five (3,865) Units at a purchase price of $1,500 per Unit for aggregate gross proceeds of approximately $5,797,500.  Each Unit consisted of 500 (93 after adjusting for all splits and combinations) ordinary shares and 500 Series A Preference Shares (an aggregate of 1,932,500 Series A Preference Shares and 1,932,500 ordinary shares).  In April 2008, the Company sold in the February Offering an additional 183 Units (an aggregate of 91,667 Series A Preference Shares and 91,667 (16,970 after adjusting for all splits and combinations) ordinary shares). The Series A Preference Shares and ordinary shares sold in the February Offering were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.  We made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.  No underwriting discounts or commissions were paid with respect to the February Offering.

2007

In May and November 2007 we borrowed from AAF $300,000 as evidence by the $300,000 aggregate principal amount of 6% Bridge Notes.  The Bridge Notes bear interest at the rate of 6% per annum and are payable on demand.  The Bridge Notes are convertible into an aggregate of approximately 2,500,000 (462,792 after adjusting for all splits and combinations) ordinary shares.  The Bridge Notes were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.  We made this determination based on the representations of AAF which included, in pertinent part, that it was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that it was acquiring such securities for investment purposes for its own account and not as nominee or agent, and not with a view to the resale or distribution, and that AAF understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. No underwriting discounts or commissions were paid with respect to the sale of the Bridge Notes.

2006

In May 2006 and July 2006, we sold an aggregate of 231,500 ordinary shares (67,025 ordinary shares as adjusted for all splits and combinations) ordinary shares to approximately 460 offshore private investors in lots of 500 shares each at $0.20 per share, for aggregate consideration of $46,300.  Such shares were issued in reliance upon the exemption from registration afforded by Regulation S of the Securities Act.  We made this determination based on the representations of the persons obtaining such securities that such persons were non-U.S. persons (as defined under Rule 902 section (k)(2)(i) of Regulation S), and that the offering was made pursuant to an offshore transaction with no directed selling efforts made in the United States.  No underwriting discounts or commissions were paid with respect to such sales.

In April 2006, we issued 1,000,000 ordinary shares (289,246 ordinary shares as adjusted for all splits and combinations) to Nautilus Global Partners, LLC and 50,000 ordinary shares (14,463 ordinary shares as adjusted for all splits and combinations) to Mid-Ocean Consulting Limited, for aggregate consideration of $1,050 at a purchase price of $.001 per share.  Such shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.  We made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.  No underwriting discounts or commissions were paid with respect to such sales.

ITEM 16.

EXHIBITS

Exhibit Number	Exhibit Description

2.1	Acquisition Agreement dated as of February 29, 2008 by and among the Registrant, Aegean Earth S.A. and the Aegean Earth Shareholders. +
2.2	Form of Acquisition Agreement by and among the Registrant, Temhka, S.A and the other signatories thereto (1)
3.1	Amendment to Amended and Restated Memorandum and Articles of Association +
3.2	Minutes of Shareholder meeting authorizing name change, consolidation of ordinary shares, and increase in authorized ordinary shares
4.1	Specimen Certificate of Ordinary shares +
4.2	Form of Make Good Escrow Agreement by and among the Registrant, Sellers and the Purchaser (1)
4.3	Form of Voting Agreement by and among by and among the Registrant and the Sellers (1)
4.4	Form of Securities Purchase Agreement by and among the Registrant and the Purchaser (1)
4.5	Form of Registration Rights Agreement by and among the Registrant and the Purchaser (1)
4.6	Form of Warrant issued to the Purchaser
5.1	Opinion of Stuarts Walker Hersant Attorneys-at-Law +
10.1	Employment agreements between Company and Stavros Mesazos
10.2	Employment agreement between Company and Dimitrios Vassilikos
21.1	Subsidiaries of the Registrant
23.1	Consent of Stuarts Walker Hersant Attorneys-at-Law (included in Exhibit 5.1) +
23.2	Consent of Friedman, LLP
23.3	Consent of Bagell, Josephs, Levine & Company, L.L.C.

(1) Incorporated by reference to the Registrant’s Form 8-K filed on February 17, 2010.

+ previously filed

ITEM 17. UNDERTAKINGS

A.  The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

(1) To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 30th day of June, 2010.

HELLENIC SOLUTIONS CORPORATION

June 30, 2010

By:	/s/ Stavros Ch. Mesazos
Stavros Ch. Mesazos Chief Operating Officer, Executive Chairman of the Board of Directors (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stavros Ch. Mesazos	Chief Operating Officer, Executive Chairman of the Board of Directors (Principal Executive Officer)	June 30, 2010
Stavros Ch. Mesazos

/s/ Dimitrios K. Vassilikos	Chief Executive Officer and Director	June 30, 2010
Dimitrios K. Vassilikos

/s/ Sophia Douskalis	Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2010

/s/ Joseph B. Clancy	Director	June 30, 2010
Joseph B. Clancy

/s/ Kostantinos G. Moschopoulos	Director	June 30, 2010
Kostantinos G. Moschopoulos

/s/ Rizos P. Krikis	Director	June 30, 2010
Rizos P. Krikis